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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


               This Asset Purchase Agreement (the "Agreement") is dated this 12th day of March, 1999, by and among UHS OF HARTGROVE, INC., an Illinois corporation ("UHS-Hartgrove"), UHS OF HAMPTON, INC., a New Jersey corporation ("UHS-Hampton"), UHS OF HAMPTON LEARNING CENTER, INC., a New Jersey corporation ("UHS-HLC"), UHS MIDWEST CENTER FOR YOUTH AND FAMILIES, INC., an Indiana corporation ("UHS-Indiana"), UHS OF DELAWARE, INC., a Delaware corporation ("UHS-DEL") and UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation ("UHS"), and THE COOPER COMPANIES, INC., a Delaware corporation ("Cooper"), HOSPITAL GROUP OF AMERICA, INC., a Delaware corporation ("HGA") and subsidiary of Cooper, HOSPITAL GROUP OF NEW JERSEY, INC., a New Jersey corporation ("HGA-NJ") and subsidiary of HGA, HAMPTON LEARNING CENTER, INC., a New Jersey corporation ("Hampton") and subsidiary of HGA-NJ, HOSPITAL GROUP OF ILLINOIS, INC., an Illinois corporation ("HGI") and subsidiary of HGA, RESIDENTIAL CENTERS OF INDIANA, INC., a Delaware corporation ("Midwest") and subsidiary of HGA and HGA MANAGEMENT SERVICES, INC., a Delaware corporation ("HGA-MSI") and subsidiary of HGA (UHS-Hartgrove, UHS-Hampton, UHS-HLC, UHS-Indiana and UHS-DEL are sometimes hereinafter referred to individually as a "Buyer" and collectively as "Buyers"; Buyers and UHS are sometimes hereinafter referred to collectively as the "UHS Group;" HGA, Hampton, HGI, HGA-NJ, Midwest and HGA-MSI are sometimes hereinafter referred to individually as an "HGA Affiliate" and collectively as the "HGA Affiliates;" and Cooper and the HGA Affiliates are sometimes hereinafter referred to individually as a "Seller" and collectively as the "Sellers").

               WHEREAS, Cooper owns all of the issued and outstanding shares of the common stock of HGA; and

               WHEREAS, HGA owns all of the issued and outstanding shares of the common stock of each of HGI, HGA-NJ, HGA-MSI and Midwest and HGA-NJ owns all of the issued and outstanding shares of the common stock of Hampton; and

               WHEREAS, each of HGA-NJ, HGI and Midwest owns and operates a licensed behavioral health facility at the locations listed on Exhibit A hereto, and each of HGA-NJ, HGI and Hampton leases and operates a licensed behavioral health facility at the locations listed on Exhibit A hereto (such owned and leased facilities, individually, a "Facility" and collectively, the "Facilities"); and

               WHEREAS, HGA, either directly or through its subsidiaries, manages Riveredge Hospital ("Riveredge") and certain other behavioral and mental health facilities through the




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management contracts listed on Exhibit B hereto and more fully described below
(the "Management Contracts"); and

               WHEREAS, (i) the HGA Affiliates, with the consent of Cooper, desire to sell and assign and Buyers (other than UHS-DEL) desire to purchase and to assume, substantially all of the assets used by the HGA Affiliates in the operation of the Facilities and certain liabilities in connection therewith; and
(ii) HGA and HGA-MSI, with the consent of Cooper, desire to sell and assign and UHS-DEL desires to purchase and assume certain rights and obligations with respect to the Management Contracts, all for the consideration and upon the terms and subject to the conditions hereafter set forth.

               NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

               1.  PURCHASE AND SALE OF ASSETS.

                      1.1 AGREEMENT TO PURCHASE AND SELL FACILITIES ASSETS. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), each of the HGA Affiliates shall sell, grant, convey, assign, transfer and deliver to the applicable Buyer, and such Buyer shall purchase and acquire from each of the HGA Affiliates, all of such HGA Affiliate's right, title and interest in and to the Facilities Assets (as such term is defined below), free and clear of all liens, charges, claims, pledges, security interests and encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances (as such term is defined in Section 1.10 below). The "Facilities Assets" shall mean and include all of those personal, tangible and intangible properties, and the real properties and improvements of the HGA Affiliates, used in connection with the operation of the Facilities as set forth below, other than the Excluded Assets as provided in Section 1.2, including, without limitation, the following: (i) those assets more particularly described on the Schedules to this Section 1.1,
(ii) the going concern value of the HGA Affiliates relating to the Facilities, if any, and (iii) the following (unless excluded pursuant to Section 1.2):

        (a) all real property owned by any HGA Affiliate in fee simple, and all leasehold and subleasehold interests in real property held by any HGA Affiliate, including the real property described in
               Schedule 2.11(a), together with all improvements, buildings and fixtures located thereon or therein, including the Facilities and all construction in progress (such owned real property, collectively, the "Owned Facilities Real Property," and such leasehold or subleasehold interests in real property, collectively, the "Leasehold Facilities Real Property", the Owned Facilities Real Property and the Leasehold Facilities Real Property being sometimes hereinafter referred to collectively as the "Facilities Real Property");




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        (b)    all equipment, computers, computer hardware and software, other than the Med-Net software (the "Med-Net Software") licensed to HGA by Keane Incorporated and used by the HGA Affiliates for accounts payable and general ledger accounting (subject to any restrictions by the licensor on the assignment thereof), tools, supplies, furniture, vehicles and other tangible personal property and assets owned or leased by the HGA Affiliates related to the Facilities as of the date of this Agreement, as such items may be modified prior to Closing in the ordinary course of business, and including without limitation those items set forth on Schedule 1.1(b) as such items may be modified prior to Closing in the ordinary course of business;

        (c) all items of inventory relating to the Facilities, as such items may be modified prior to Closing in the ordinary course of business;

        (d)    those prepaid expenses relating to the Facilities;

        (e) to the extent assignable under applicable state and federal laws and regulations, and subject to any such applicable contractual obligations as are acceptable to Buyer, each of which contractual obligations is set forth on Schedule 1.1(e), all financial, patient, medical staff, research and development, personnel records and other records (including equipment records, medical/administrative libraries, medical records, documents, production reports and records, catalogs, books, records, files, equipment logs and operating manuals) located at the Facilities or necessary for the operation of the Facilities, except for (i) records with respect to any litigation as to which the applicable HGA Affiliate will retain liability as provided in Section 1.8(i) below (provided that copies of all such records as are requested by any Buyer shall be provided to such Buyer upon an HGA Affiliate's receipt of any such request), (ii) personnel records of employees of the HGA Affiliates who are not Hired Employees and (iii) all documents and records relating to the American Arbitration Association arbitration proceeding relating to the Contract identified at item 1 set forth on Schedule 1.1(e) involving Hampton Medical Group and HGA-NJ, including, but not limited to, all related billing slips, contracts with physicians' groups and correspondence with Blue Cross (provided that copies of all such documents and records as are requested by any Buyer shall be provided to such Buyer upon an HGA Affiliate's receipt of any such request); notwithstanding the foregoing, all patient records shall be assigned to the applicable Buyer and the applicable Buyer shall not release any such records relating to time periods before the Closing Date to any governmental entity or other party unless required by law or court order or the applicable Buyer obtains the prior written consent of the Sellers, which consent shall not be unreasonably withheld;




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        (f)    all of the Sellers' interest in all Medicare provider agreements and Medicaid agreements (to the extent assignable), all commitments, contracts, leases, subleases, licenses (other than Licenses, as defined in Section 2.19 below), other agreements and understandings relating to the Facilities (other than Contracts (as defined below) under any Employee Benefit Plan that are not identified on Schedule 1.1(p) and Contracts that are listed on
               Schedule 1.2(e)), and all outstanding offers or solicitations to enter into any of the foregoing, written or oral (the "Contracts");

        (g) all Licenses, to the extent assignable under applicable state and federal laws and regulations, held or used by any of the HGA Affiliates in connection with the ownership, development and operations of the Facilities (including any pending or approved governmental approvals regarding the Facilities);

        (h) to the extent of the HGA Affiliates' interests therein, all marks, names (including the names of the HGA Affiliates listed in the first paragraph of this Agreement and the following d/b/a names: "Hampton Behavioral Health Center", "Hampton Hospital", "Hampton Behavioral Center", "Hampton Health System", "Hampton Psychiatric Center", "Hampton", "Hartgrove Hospital", "HGI Behavioral Health Center", "HGI Behavioral Health System", "Ridgeway Hospital", "The Midwest Center for Youth and Families", "RTC of Indiana, Inc.", "Residential Treatment Centers of Indiana, Inc.", "Hampton Counseling Center", "HGI Behavioral Center", "Hampton Academy", "Gloucester County Outpatient Center", "Northwest Chicago Treatment Center", "HGI Behavioral Treatment Center", "Austin Family Counseling Center", "Hyde Park Treatment Center", "Tinley Park Treatment Center" and any variants thereof), trademarks, service marks, patents, patent rights, assumed names, logos and copyrights, including variants thereof and applications therefor (collectively, "Intellectual Properties"), used in the business of the Facilities;

        (i) the interest in all property, real, personal or mixed, tangible or, to the extent assignable, intangible, arising or acquired in the ordinary and regular course of any of the HGA Affiliates' business in connection with the Facilities between the date hereof and the Closing Date;

        (j) all of the HGA Affiliates' ownership or other interests, to the extent transferable or assignable by them, in and to any shares of capital stock of any corporation, partnership interests in general or limited partnerships, interests in joint ventures, or other equity or debt instruments in any Persons (as defined in Section 1.10 below), all as described on Schedule 1.1(j) (the



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               "Investments"), other than those Investments (the "Rejected
               Investments") which are listed on Schedule 1.2(a) hereto as Excluded Assets;

        (k) all insurance benefits, including proceeds, arising from or relating to the Purchase Assets or Assumed Liabilities (as defined in Section 1.7 below) prior to the Closing Date, unless expended in accordance with this Agreement or described in
               Section 1.2;

        (l) any claims of the HGA Affiliates against third parties relating to the Facilities Assets, known or unknown, contingent or otherwise, unless otherwise provided in this Agreement and except for claims (i) relating to unassumed liabilities, (ii) arising under this Agreement and any related agreements or (iii) relating to Excluded Assets;

        (m) all patient accounts and other accounts and notes receivable (including, without limitation, any claims, remedies and other rights related thereto but excluding intercompany receivables and Cost Report Receivables, as such term is defined in Section 1.1(n)) and rights to payment for services rendered through the Closing Date in connection with the operation of the Facilities (collectively, "Trade Receivables");

        (n) all claims for amounts due, or that may become due, from Medicare, Medicaid, Blue Cross or any other health care payment intermediary or third party payor program (collectively, the "Government Reimbursement Programs") resulting from the consummation of the transactions contemplated hereby or arising in connection with the filing of any cost reports relating to the operation of the Facilities (collectively, "Cost Report Receivables"), including, without limitation, final cost reports, with third party payors;

        (o) all other property of every kind, character or description, to the extent assignable in the case of items of property of a character described in subparagraphs (b), (e), (f), (g), (i) and
               (j) above as being subject to possible restrictions on assignment, owned or leased by any of the HGA Affiliates and used or held for use in the business of the Facilities or with respect to the Management Contracts, whether or not reflected on the Financial Statements (as defined in Section 2.7), located at the Facilities or necessary for the operation of the Facilities and whether or not similar to the things specifically set forth above; and

        (p) to the extent specifically identified by name, date and relevant parties on Schedule 1.1(p), those Contracts under an Employee Benefit Plan (as defined in Section 2.21) of any Seller providing health and welfare benefits to




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               employees of any HGA Affiliate employed in the business or operations of the Facilities (and the covered dependents of such employees).

                      1.2 EXCLUDED ASSETS. The following items are not part of the sale and purchase contemplated hereunder and are excluded from the Facilities Assets (collectively, the "Excluded Assets");

        (a) short term investments listed on Schedule 1.2(a) hereto, as such items may be modified prior to the Closing in the ordinary course of business, and cash and cash equivalents;

        (b) inventory and supplies disposed of or exhausted after the date hereof and prior to the Closing Date in the ordinary course of business, and any other assets transferred or disposed of in the ordinary course of business;

        (c) insurance benefits, including proceeds, paid in connection with claims arising out of liabilities and obligations retained by the Sellers pursuant to Section 1.8 and, to the extent such benefits constitute payments of funds received by any HGA Affiliate through the Closing Date from any Government Reimbursement Program or other insurer in respect of services rendered through the Closing Date to patients of any of the Facilities, such payments of funds;

        (d) personnel records and any other records which any of the HGA Affiliates is required by law to retain in its possession (provided that the HGA Affiliates will deliver copies of such personnel records to Buyers as provided in Section 1.1(e));

        (e)    all Contracts listed on Schedule 1.2(e) hereto;

        (f) records with respect to any litigation as to which an HGA Affiliate will retain liability as provided in Section 1.8(i) (provided that the HGA Affiliates will deliver copies of such records to Buyers as provided in Section 1.1(e)), all documents and records relating to the American Arbitration Association proceeding relating to the Contract identified at item 1 set forth on Schedule 1.1(e) involving Hampton Medical Group and HGA-NJ, including, but not limited to, all related billing slips, contracts with physician's groups and correspondence with Blue Cross (provided that the HGA Affiliates will deliver copies of such documents and records to Buyers as provided in Section 1.1(e)), and internal records maintained by Cooper with respect to any of the HGA Affiliates, but only to the extent such records are not necessary for the





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               continued operation of the Facilities in the manner in which they are currently being operated;

        (g) any other assets expressly designated in the Schedules to this Agreement as Excluded Assets;

        (h) all of the shares of capital stock of Hospital Group of Delaware, Inc. ("HGD") and any interest in MeadowWood Health Services, LLC ("MeadowWood") and all of the working capital and other assets owned or otherwise used exclusively by any HGA Affiliate or by HGD or MeadowWood in connection with the operation of the business of HGD or MeadowWood;

        (i) any and all other assets agreed to by Buyers and Sellers as excluded prior to the Closing; and

        (j) except for the Contracts described in Section 1.1(p), any Employee Benefit Plan of any Seller, and any Contract or other asset relating to any such Employee Benefit Plan, including, without limitation, The Cooper Companies, Inc. 401(k) Savings Plan and any Contracts or assets relating thereto.

                      1.3  CONTRACT ASSIGNMENTS.

                             1.3.1 ASSIGNMENT OF INTEREST IN MANAGEMENT
CONTRACTS. At Closing and upon and subject to the terms and conditions set forth in this Agreement, the applicable HGA Affiliate shall transfer and assign to UHS-DEL and UHS-DEL shall assume and perform the Management Contracts described on Exhibit B hereto.

                             1.3.2 CONSENTS TO ASSIGNMENTS. Notwithstanding
anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assumed Contracts or Management Contracts or part thereof or right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of any of the Buyers or the HGA Affiliates thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of any of the Buyers or the HGA Affiliates so that such Buyer would not in fact receive all such rights, the HGA Affiliates (i) shall cooperate with Buyers in their request in endeavoring to obtain such consent promptly at no cost to Buyers and (ii) if any such consent is unobtainable, shall cooperate with Buyers in any reasonable arrangement (the "Assignment Substitute") designed to provide Buyers the benefits, obligations and expenses under any such Assumed Contract or Management Contract or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyers of any and all rights of the HGA Affiliates against a third party arising out of the breach or cancellation by such third party or otherwise. The HGA Affiliates shall, to the extent necessary, perform under the Assignment Substitute without a fee to Buyers except the consideration being paid hereunder.






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                             1.3.3 ALLOCATION OF PROFIT AND LOSS. With respect
to any Assignment Substitute, and to the extent allowable under applicable federal or state law, Buyers shall be entitled to receive 100% of the profits attributable to such Contract and shall be responsible for 100% of the losses attributable to such Contract from and after the Closing Date, other than such losses as may arise from the negligence or willful misconduct or omission of the applicable HGA Affiliate.

                      1.4  INSTRUMENTS OF CONVEYANCE.

                             (a) On the Closing Date, each of the Sellers shall
deliver to the applicable Buyer such deeds (in the case of the Owned Facilities Real Property, a recordable special warranty deed or the equivalent thereof in use in accordance with local practice), bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment in the forms attached hereto as Appendix I, as shall be effective to vest in such Buyer all of the Sellers' right, title and interest in and to the Purchase Assets (as defined in Section 1.10), free and clear of all Liens except for the Permitted Encumbrances. Simultaneously with such delivery, the Sellers will take all additional steps as may be necessary to put the applicable Buyer in possession of the Purchase Assets, including all assets which are not located at the Facilities at the time of Closing. Buyers and the Sellers shall each pay one-half of all transfer costs, title insurance fees (including fees for all endorsements), recording fees and transfer, sales, use or stamp taxes or similar charges (such transfer, sales, use and stamp taxes and similar charges, collectively, "Transfer Taxes") arising by reason of the sale, assignment, transfer and delivery hereunder of the Purchase Assets.

                             (b) At the Closing, and except as may otherwise be
provided for herein, each of the Sellers shall use all reasonable efforts to deliver to Buyers all written consents required under any Assumed Contract being assigned to any Buyer hereunder or any Management Contract being assigned to UHS-DEL hereunder. Buyer shall cooperate with Sellers in procuring such consents to the extent reasonably necessary.

                      1.5  DOC AGREEMENTS.




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                             1.5.1 In the event that, prior to the Closing Date,
an HGA Affiliate has not leased Hartgrove Hospital to Aunt Martha's Youth Services Center, Inc. ("Aunt Martha's") on terms acceptable to Buyers or entered into another arrangement with Aunt Martha's on terms acceptable to Buyers for purposes of providing services for the Illinois State Department of Corrections (the "DOC"), Buyers shall use reasonable efforts, for a period of twelve (12) months following the later of (a) the Closing Date or (b) the earlier of August 31, 1999 or the date upon which one or more of the Buyers owns both Hartgrove Hospital and Riveredge, to enter into such lease or another arrangement with Aunt Martha's for purposes of providing services to the DOC on terms acceptable to Buyers. Any such lease or other arrangement with Aunt Martha's for purposes of providing services to the DOC which is entered into by an HGA Affiliate prior to the Closing Date will be deemed to be acceptable to Buyers if Buyers do not object to the proposed terms thereof within ten (10) days after such terms are presented in writing by the applicable HGA Affiliate to Buyers. If an HGA Affiliate enters into such a lease or other arrangement with Aunt Martha's for purposes of providing services to the DOC prior to the Closing Date and such lease or other arrangement is an Assumed Contract or is deemed to be acceptable to Buyers as provided herein, Buyers shall pay to Sellers TWO MILLION DOLLARS ($2,000,000) on the Closing Date. If within twelve (12) months following the later of (a) the Closing Date or (b) the earlier of August 31, 1999 or the date upon which one or more of the Buyers owns both Hartgrove Hospital and Riveredge, Buyer leases Hartgrove Hospital to Aunt Martha's or enters into another arrangement with Aunt Martha's for purposes of providing services to the DOC, then Buyers shall pay Sellers TWO MILLION DOLLARS ($2,000,000) upon the execution and delivery of such lease or other arrangement, and such execution and delivery shall mean that the lease or other arrangement is acceptable to Buyers. Nothing contained herein shall require Buyers to acquire Riveredge on terms which are not acceptable to Buyers.

                             1.5.2 In the event that, prior to the Closing Date,
an HGA Affiliate has not entered into an administrative services organization contract or similar arrangement (an "ASO Agreement") with the DOC on terms acceptable to Buyers, Buyers shall use reasonable efforts, for a period of twelve (12) months following the later of (a) the Closing Date or (b) the earlier of August 31, 1999 or the date upon which one or more of the Buyers owns both Hartgrove Hospital and Riveredge, to enter into an ASO Agreement with the DOC on terms acceptable to Buyers. Any such ASO Agreement which is entered into by an HGA Affiliate prior to the Closing Date will be deemed to be acceptable to Buyers if Buyers do not object to the proposed terms thereof within ten (10) days after such terms are presented in writing by the applicable HGA Affiliate to Buyers. If an HGA Affiliate enters into such an ASO Agreement with the DOC prior to the Closing Date and the ASO Agreement is an Assumed Contract or is deemed to be acceptable to Buyers as provided herein, Buyers shall pay to Sellers FIVE HUNDRED THOUSAND DOLLARS ($500,000) on the Closing Date. If a Buyer enters into an ASO Agreement with the DOC within twelve (12) months following the later of (a) the Closing Date or (b) the earlier of August 31, 1999 or the date upon which one or more of the Buyers owns both Hartgrove Hospital and Riveredge, then Buyers shall pay Sellers FIVE HUNDRED THOUSAND DOLLARS ($500,000) upon the execution and delivery of such ASO Agreement, and such execution and delivery shall mean that the ASO Agreement is acceptable






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to Buyers. Nothing contained herein shall require Buyers to acquire Riveredge on terms which are not acceptable to Buyers.



                      1.6  CONSIDERATION.

                             1.6.1 PURCHASE PRICE. In reliance upon the
representations, warranties, covenants and agreements of the Sellers contained herein, and in exchange for the Purchase Assets and the respective covenants of Sellers against competition set forth in this Agreement, UHS shall pay or cause to be paid to the Sellers the purchase price (the "Purchase Price") of TWENTY-SEVEN MILLION DOLLARS ($27,000,000), subject to adjustment as set forth in Section 1.6.2, payable on the Closing Date by wired Federal funds to such account or accounts as shall be designated in writing by the Sellers no later than three business days prior to the Closing Date, plus the assumption of the Assumed Liabilities.

                        1.6.2 WORKING CAPITAL ADJUSTMENT.

                             (a) In the event there is a Working Capital Deficit
as (defined in Section 1.10), the Purchase Price will be reduced by the amount of the Working Capital Deficit. Working Capital as of the Closing Date shall be estimated on the Closing Date and a preliminary adjustment to the Purchase Price shall be made on the basis of such estimate of Working Capital as of the Closing Date.

                             (b) Working Capital as of the Closing Date shall be
determined by mutual agreement within sixty (60) days following the Closing and the Purchase Price adjusted accordingly. In the event Buyers and Sellers are unable to agree on the adjustment to the Purchase Price relating to any Working Capital Deficit, Buyers and HGA shall mutually engage a firm of independent public accountants of recognized national standing (the "Independent Auditor") who, using the accounting procedures set forth on Exhibit C hereto, shall make a determination of any adjustment to the Purchase Price within sixty (60) days of its engagement and shall deliver its written report thereon to Buyers and Sellers within such time period. In the event Buyers and HGA are unable to agree upon the selection of the Independent Auditor, each shall select a firm of independent public accountants of national standing and these two firms shall jointly select a third independent firm of public accountants to serve as the Independent Auditor. The written report of the Independent Auditor shall be binding upon the parties and the fees and expenses of the Independent Auditor shall be equally shared by Buyers and Sellers.

                             (c) Payment on account of any adjustment to the
Purchase Price relating to any Working Capital Deficit shall be made within ten
(10) days after the earlier of the determination of the adjustment by the parties under Section 1.6.2(b) above, or the Independent Auditor's delivery of its written report under Section 1.6.2(b) above.

                             1.6.3 ASSUMPTION AGREEMENT. In reliance upon the
representations, warranties, covenants and agreements of the Sellers contained herein, and in exchange for the Purchase Assets, on the Closing Date Buyers shall deliver an undertaking in the form attached hereto





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as Appendix II (the "Assumption Agreement"), whereby Buyers assume to pay, perform and discharge the Assumed Liabilities when due.

                             1.6.4 PRORATIONS. Within thirty (30) days following
the Closing Date, Sellers and Buyers shall pro rate as of the Closing Date, ad valorem taxes, if any, on the Purchase Assets, utility charges and similar expenses.

                             1.6.5 COST REPORTS PAYMENTS.

                             (a) Within thirty (30) days following the fifth
anniversary of the Closing Date (the "Cost Report Anniversary Date"), Buyers shall determine and advise Sellers in writing (the "Cost Report Notice") of their good faith calculation (the "Buyer Proposed Actual Amount") of the actual amount (the "Actual Amount") of the net of the amounts received and amounts paid as of the Cost Report Anniversary Date with respect to the cost reports of the HGA Affiliates in respect of the Facilities that relate to periods prior to the Closing Date and either remain open as of the Closing Date or are filed after the Closing Date (the "Open Cost Reports"), and shall provide Sellers with the records and other documentation that Sellers shall reasonably request pertaining to such calculation. If Sellers do not object to Buyers' calculation of the Buyer Proposed Actual Amount within thirty (30) days of the delivery of such information to Sellers (the "Objection Period"), the Buyer Proposed Actual Amount shall be deemed to be the Actual Amount. If Sellers object to Buyers' calculation of the Buyer Proposed Actual Amount within the Objection Period, Buyers and Sellers shall use good faith efforts to attempt to reach an agreement with respect to the Actual Amount for a period of thirty (30) days after the Objection Period. If Sellers and Buyers are unable to agree on the Actual Amount within such thirty (30) day period, Buyers and Sellers shall mutually employ a firm of independent public accountants of recognized standing (the "Cost Reports Independent Auditor") to determine the Actual Amount. In the event Buyers and Sellers are unable to agree upon the selection of the Cost Reports Independent Auditor, each shall select a firm of independent public accountants of national standing and these two firms shall jointly select a third independent firm of public accountants to serve as the Cost Reports Independent Auditor. The determination of the Cost Reports Independent Auditor as to the Actual Amount shall be binding on Buyers and Sellers and the fees and expenses of the Cost Reports Independent Auditor shall be shared equally by Buyers and Sellers.

                             (b) In the event the Actual Amount is equal to or
greater than the Target Amount (as such term in defined in Section 1.10 below), Buyers shall pay Sellers FIVE HUNDRED THOUSAND DOLLARS ($500,000) as additional purchase price within thirty (30) days after Sellers notify Buyers in writing of their agreement with the Buyer Proposed Actual Amount or the Cost Reports Independent Auditor notifies Buyers and Sellers in writing of its calculation of the Actual Amount, as applicable. In the event that the Target Amount exceeds the Actual Amount by an amount (the "Deficiency") greater than $0.01 and less than $500,000, Buyers shall pay Sellers within thirty (30) days after Sellers notify Buyers in writing of their agreement with the Buyer Proposed Actual Amount or the Cost Reports Independent Auditor notifies Buyers and





                                       11




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


Sellers in writing of its calculation of the Actual Amount, as applicable, an amount equal to $500,000 minus the Deficiency as additional purchase price. In the event that the Target Amount exceeds the Actual Amount by an amount (the "Excess Deficiency") greater than $500,000, Sellers shall pay Buyers within thirty (30) days after Sellers notify Buyers in writing of their agreement with the Buyer Proposed Actual Amount or the Cost Reports Independent Auditor notifies Buyers and Sellers in writing of its calculation of the Actual Amount, as applicable, an amount equal to the Excess Deficiency minus $500,000. For purposes of this Section 1.6.5, all fees and expenses of outside legal counsel, accountants and consultants incurred by Buyers in the pursuit of any appeals or litigation with respect to Open Cost Reports shall be deducted from the amounts received when calculating the Actual Amount.

                             (c) From the Closing Date through the Cost Report
Anniversary Date, the UHS Group shall use the same efforts to collect all amounts due under Open Cost Reports that are uncollected as of the Closing Date as are used by the UHS Group with respect to the collection of amounts due under cost reports filed by other facilities owned by the UHS Group.

                      1.7 LIABILITIES ASSUMED BY BUYERS. In further consideration for the sale of the Purchase Assets, on and as of the Closing Date, the applicable Buyer shall assume and agree to pay, perform and discharge the following liabilities (collectively, the "Assumed Liabilities"):

                      (a) all current liabilities of the HGA Affiliates relating to the Facilities and reflected on the Interim Balance Sheets (as defined in Section 2.7) (except for the current portion of long term debt, accrued interest, pension plan liabilities (other than those expressly assumed by Buyers pursuant to Section 1.7(d)), Federal, state and local tax based on income ("Income Taxes"), employee benefit plan liabilities (other than those expressly assumed by Buyers pursuant to Section 1.7(d)), intercompany liabilities and any liabilities relating to HGD or MeadowWood or arising out of or related to torts, including, without limitation, any malpractice claims, or arising out of or relating to any pending or threatened litigation other than any litigation relating to cost reports filed with third party payors in respect of the operation of the Facilities);

                      (b) all liabilities and obligations of the HGA Affiliates relating to the Facilities incurred by the HGA Affiliates in the ordinary course of business since the Interim Balance Sheets to and including the Closing Date, except for long term debt, accrued interest, pension plan liabilities (other than those expressly assumed by Buyers pursuant to Section 1.7(d)), Income Taxes, employee benefit plan liabilities (other than those expressly assumed by Buyers pursuant to Section 1.7(d)), intercompany liabilities and any liabilities relating to HGD or MeadowWood or arising out of or related to torts, including, without limitation, any malpractice claims, or arising out of or relating to any pending or threatened litigation other than any litigation relating to cost reports filed with third party payors in respect of the operation of the Facilities;

                      (c) all obligations arising from and after the Closing Date under the Assumed Contracts and the Management Contracts;




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



                      (d) with respect to the employees of any HGA Affiliate employed in the business or operations of the Facilities (other than Excluded Employees, as defined in Section 5.3(a), and other than Non-Excluded Employees (as defined in Section 5.3(a) who do not accept a Buyer's offer of employment under Section 5.3(a)), all liabilities and obligations of such HGA Affiliate under the contracts of employment described in Schedule 1.7(d) hereof and for
(i) accrued and unpaid employee salaries and bonuses, (ii) accrued or accumulated unpaid employee vacation, sick pay or PTO days, and related Taxes (as defined in Section 2.10) thereon, (iii) accrued and unpaid employer matching contributions under The Cooper Companies, Inc. 401(k) Savings Plan (which contributions shall be made by Cooper, and upon receiving evidence of such contributions, Buyer shall pay Cooper an amount equal to the amount of such contributions), each to the extent attributable to the period prior to the Closing Date, and (iv) with respect only to those Contracts described in Section 1.1(p), those liabilities under any Employee Benefit Plan of any Seller that are insured or otherwise covered under any such Contract or other amounts due under any such Contract;

                      (e) all liabilities and obligations for amounts due, or that may become due, to any Government Reimbursement Program as a result of the consummation of the transactions contemplated hereby or arising in connection with the filing of any cost reports relating to the operation of the Facilities, including, without limitation, final cost reports, with third party payors; and

                      (f) such other liabilities of the HGA Affiliates with respect to the Facilities which Buyers agree in writing at or prior to the Closing that Buyers will assume.

                      1.8 LIABILITIES NOT ASSUMED. Buyers shall assume only those liabilities and obligations specified in Section 1.7 above. Without limiting the generality of the foregoing sentence, none of the Buyers shall assume and the applicable HGA Affiliate, as the case may be, shall retain and be responsible for the following obligations and liabilities:

                      (a) any and all obligations for the payment of any long term debt existing at the Closing Date (including the current portion thereof) relating to any of the HGA Affiliates and whether or not set forth on the Interim Balance Sheets;

                      (b) any and all accrued interest through the Closing Date;

                      (c) any and all liabilities and obligations with respect to any of the Excluded Employees;

                      (d) [intentionally omitted]

                      (e) any and all liabilities or obligations for Income Taxes of any of the Sellers in respect of periods ending prior to or after the Closing Date;




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



                      (f) except as set forth in Section 1.7(d) of this Agreement, any and all liabilities or obligations (including, without limitation, any liabilities or obligations for continued health benefit coverage under COBRA) under any Employee Benefit Plan of any Seller, and any and all liabilities or obligations of any Seller for health, disability or other benefits (i) relating to periods ending prior to the Closing Date with respect to Hired Employees (as defined in Section 5.3(a) hereof) or their covered dependents and (ii) relating to periods ending prior to or after the Closing Date with respect to Excluded Employees (or their covered dependents) and to Non-Excluded Employees (as defined in Section 5.3(a)) or their covered dependents who do not accept a Buyer's offer of employment under Section 5.3(a); and liabilities for any and all EEOC, wage and hour, unemployment compensation or workers' compensation claims (i) relating to periods ending prior to the Closing Date with respect to Hired Employees (or their covered dependents) and
(ii) relating to periods ending prior to or after the Closing Date with respect to Excluded Employees and to Non-Excluded Employees (or their respective covered dependents) who do not accept a Buyer's offer of employment under Section 5.3(a);

                      (g) [intentionally omitted]

                      (h) any and all liabilities or obligations arising as a result of a breach or default by any Seller of any Contract, any Management Contract or any other contract, lease, sublease, license, agreement, commitment or understanding prior to the Closing Date;

                      (i) other than with respect to claims, litigations and proceedings relating to cost report disallowances, any and all liabilities arising out of or in connection with claims, litigations or proceedings described in Section 2.17, and claims, litigations or proceedings (whether instituted prior to or after Closing) for acts or omissions which allegedly occurred prior to the Closing Date;

                      (j) any and all debts, expenses, obligations or other liabilities of any Seller arising out of or incurred solely as a result of (i) any transaction of any Seller occurring on or after the Closing Date or (ii) any violation by any Seller of any law, regulation or ordinance at any time, including, without limitation, those violations relating to Government Reimbursement Programs but excluding any such violations relating to cost report disallowances;

                      (k) except as expressly set forth in the Assumption Agreement or Section 1.3.3 above, any and all liabilities arising out of any amendment, modification or alteration of the terms of any Assumed Contract or Management Contract entered into on or after the date hereof, and any fees or other charges that may be imposed by any party thereto, in connection with the assignment at Closing of any Assumed Contract or Management Contract;

                      (l) any and all liabilities attributable to legal, accounting or brokerage fees, and similar costs incurred by any Seller related to the sale of any of the Purchase Assets;







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


                      (m) except as expressly set forth in the Assumption Agreement or Section 1.3.3 above, any and all liabilities arising from any Seller's assignment and any Buyer's assumption of the Assumed Liabilities;

                      (n) any and all liabilities for the payment by any Seller of any deductibles, copayments or other self-insurance requirements relating to events occurring prior to the Closing Date;

                      (o) any and all liabilities arising from uncured defaults in performance of the Assumed Liabilities during periods prior to the Closing Date;

                      (p) any and all liabilities respecting any intercompany transactions among the Sellers or any affiliate of any of the Sellers, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

                      (q) except for Assumed Liabilities, any and all actual or contingent liabilities or obligations of or demands upon any of the Sellers arising from acts or omissions of any of the Sellers (actual or alleged) prior to the Closing Date;

                      (r) any and all liabilities or obligations arising out of the release prior to the Closing Date of petroleum or petroleum products from or in the area of any underground storage tanks that may be located on any of the Facilities Real Property;

                      (s) any and all liabilities arising out of or in connection with the existence of Materials of Environmental Concern (as defined in Section 2.20) upon, about, beneath or migrating to or from any of the Facilities Real Property on or before the Closing Date or the existence on or before the Closing Date of any Environmental Claim (as defined in Section 2.20) or any violation of any Environmental Laws (as defined in Section 2.20) pertaining to such Facilities Real Property or the operation of the Facilities or any other business operated therefrom;

                      (t) any and all liability allegedly arising out of any negligence, medical malpractice or similar acts or omissions which allegedly occurred prior to the Closing Date; and

                      (u) except as expressly set forth in the Assumption Agreement, liabilities for rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against any Seller if the sale and purchase of the Purchase Assets were not to occur, including, by way of example only, any acceleration or right of acceleration with respect to any liability or obligation, the creation or imposition of any Lien, or any termination, suspension, revocation, impairment or forfeiture of any right of any of the HGA Affiliates prior to the Closing Date or of any Buyer on or after the Closing Date.




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



                      1.9 CLOSING. The closing of the purchase and sale of the Purchase Assets provided herein (the "Closing") will be at the office of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111 at 10:00 a.m., local time, on April 30, 1999, or at such other place or at such other date and time as Sellers and the UHS Group may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date".

                      1.10 DEFINITIONS. In this Agreement, unless the context otherwise requires:

                      "Assumed Contracts" shall mean

                      (i) all Contracts that (a) are freely terminable by any HGA Affiliate upon thirty (30) days notice without penalty or charge or (b) do not give rise to any liability or obligation, individually or in the aggregate, for payment by any HGA Affiliate equal to or in excess of $10,000; and

                      (ii) those Contracts listed on Schedule 2.14 other than any such Contracts also listed on Schedule 1.2(e) and marked on Schedule 2.14 as "Excluded Contracts"; and

                      (iii) those Contracts listed on Schedule 1.1(p).

                      "Basket Amount" shall mean $150,000, plus an amount equal to the amount of the Working Capital Surplus less the amount (up to the amount of the Working Capital Surplus) to be paid by Sellers to Buyers pursuant to
Section 1.12.

                      "Permitted Encumbrances" shall mean:

               (i) any Lien for Taxes (A) not yet delinquent or (B) being contested in good faith by appropriate proceedings and, in each case, fully reserved against on the Financial Statements (as defined in Section 2.7 below);

               (ii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, whether recorded or unrecorded, which in Buyers' sole reasonable discretion do not interfere with the use or operation of the Facilities Assets as the same are currently being used and operated, or which in Buyers' sole reasonable discretion do not render title to any portion of the Facilities Real Property unmarketable;

               (iii) any leases, any subleases, any memoranda thereof and any non-disturbance agreements with tenants, subtenants, licensees or other occupants of the Facilities whether or not recorded against the Facilities Real Property (to the extent listed on Schedule 2.14);

               (iv) all mechanics', materialmen's and other similar Liens, levies and charges against the Facilities Real Property, whether existing now or at the time of Closing, which





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


        are the obligation of any of the tenants, subtenants, licensees or occupants of the Facilities or a portion thereof to discharge;

               (v) any Liens, exceptions, objections or other matters which are caused or created by or on behalf of any Buyer or anyone acting by, through or under any Buyer;

               (vi) any state of facts, encroachments, overlaps or title defects consisting of survey exceptions which would be disclosed by an accurate and current survey of the Facilities Real Property and which in Buyers' sole reasonable discretion do not interfere with the use or operation of any Facility Asset as the same is currently being used and operated or which in Buyers' sole reasonable discretion do not render title to any portion of the Facilities Real Property unmarketable;

               (vii) any Lien arising in connection with the Assumed
        Liabilities;

               (viii) with respect to the Owned Facilities Real Property only, and except to the extent that prior to the Closing Date Buyers have designated such matters in writing as excluded, all matters reflected on the existing title insurance policies covering the Owned Facilities Real Property (individually, an "Existing Title Insurance Policy", and collectively, the "Existing Title Insurance Policies"), which policies have been delivered to Buyers by Sellers;

               (ix) with respect to the Leasehold Facilities Real Property only, any lien, easement, defect, restriction, exception, reservation or other encumbrance which is a matter of record; and

               (x) any Lien created or imposed on any parcel (or portion thereof) of the Facilities Real Property subsequent to the date of the Existing Title Insurance Policy that pertains to such parcel of the Facilities Real Property, which Lien does not otherwise fall within the definition of Permitted Encumbrances but which Buyers accept in writing prior to the Closing Date.

                      "Person" shall mean any individual, company, body corporate, association, partnership, firm, joint venture, trust and governmental agency.

                      "Purchase Assets" shall mean the Facilities Assets and the Management Contracts.

                      "Target Amount" shall mean an amount equal to $2,136,949 (which is the amount Sellers and Buyers have agreed is the net of receivables and payables with respect to Open Cost Reports as of December 31, 1998), plus the following: (a) an amount equal to the aggregate of all receivables generated by the HGA Affiliates from January 1, 1999 through the Closing Date with respect to the Open Cost Reports and (b) an amount equal to the aggregate of all payables paid by





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


the HGA Affiliates from January 1, 1999 through the Closing Date with respect to Open Cost Reports, and minus the following: (a) an amount equal to the aggregate of all payables generated by the HGA Affiliates from January 1, 1999 through the Closing Date with respect to Open Cost Reports and (b) an amount equal to the aggregate of all payments received on receivables with respect to Open Cost Reports by all HGA Affiliates from January 1, 1999 through the Closing Date, all as reflected in Working Capital as of the Closing Date as determined pursuant to
Section 1.6.2(b).

                      "Working Capital as of the Closing Date" shall mean, with respect to the HGA Affiliates, the following items of the HGA Affiliates exclusive of any such items relating to HGD or MeadowWood or, with respect to clauses (i) through (iv) below, any such items relating to liabilities or obligations not assumed or paid by Buyers: all accounts receivable (excluding intercompany receivables) net of all accounts receivable reserves (calculated in accordance with past practice and excluding reserves on account of intercompany receivables), plus inventory, plus prepaid expenses, less (i) accrued payroll and other accrued expenses, less (ii) accounts payable (excluding intercompany payables), less (iii) credit balances for patient accounts (to the extent not already netted against accounts receivable reserves as provided above), less
(iv) other current liabilities, all computed as of the Closing Date in accordance with the accounting procedures set forth on Exhibit C hereto.

                      "Working Capital Deficit" shall mean the amount, if any, by which working capital as of September 30, 1998 (i.e., $11,709,000) ("Target Working Capital") exceeds Working Capital as of the Closing Date.

                      "Working Capital Surplus" shall mean the amount, if any, by which Working Capital as of the Closing Date exceeds Target Working Capital.

                      1.11 DESIGNATION OF PURCHASERS. At Closing, any Buyer shall have the right to designate one or more subsidiaries or affiliates of such Buyer or UHS to take title to all or a portion of the Purchase Assets and assume all or a portion of the Assumed Liabilities. No such designation shall have the effect of relieving any Buyer of any of its obligations under this Agreement.

                      1.12 UNCOLLECTED RECEIVABLES. From the Closing Date through the first anniversary of the Closing Date (the "Anniversary Date"), the UHS Group shall use the same efforts to collect all Trade Receivables that are uncollected ("Uncollected Receivables") as of the Closing Date as are used by the UHS Group with respect to the collection of receivables generated by other behavioral health facilities owned by the UHS Group. In addition thereto, from the Closing Date through the Anniversary Date, the UHS Group shall file cost reports reflecting uncollected Medicare and Medicaid patient copayments (collectively, the "Uncollected Medicare/Medicaid Copayments"). To the extent that then current law entitles the UHS Group to reimbursement with respect to such Uncollected Medicare/Medicaid Copayments, the aggregate amount of such entitlement to reimbursements (hereinafter, the "Submitted Patient Receivables") shall be deemed collected for purposes of this Section 1.12 only. Within ten
(10) days following the Anniversary Date, Buyers






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shall determine and advise Sellers in writing (the "Uncollected Receivables
Notice") of the amount (the "Receivables Payment Amount") (x) by which the sum of all Uncollected Receivables as of the Anniversary Date (less the account receivable reserve used in calculating Working Capital as of the Closing Date and the amount of Submitted Patient Receivables) plus the amount of all unrecorded current liabilities that were incurred before the Closing Date but paid by Buyers after the Closing Date exceeds (y) the Working Capital Surplus. Within ten (10) days following delivery of the Uncollected Receivables Notice, Sellers shall pay the Receivables Payment Amount to Buyers. Notwithstanding any provision of this Agreement to the contrary, the payment of the Receivables Payment Amount shall not be subject to the Basket Amount.

               2. REPRESENTATIONS AND WARRANTIES OF SELLERS. In order to induce the UHS Group to enter into and perform its obligations under this Agreement, Sellers hereby jointly and severally represent and warrant and agree (except as otherwise disclosed on a Schedule hereto) as follows, as of the date hereof (unless, in the case of any particular representation or warranty, another date is specified, in which case, as of such date):

                      2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Sellers has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies of the Certificate or Articles of Incorporation and Bylaws of each of the Sellers, all as amended to date, which have been delivered to Buyers are complete and correct and presently in effect. None of the Sellers has failed to qualify in any jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. None of the Sellers is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

                      2.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by each of the Sellers, and the consummation by them of the transactions contemplated hereby and thereby, have been duly and effectively authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by each of the Sellers. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each of the Sellers enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 2.2 hereto, and except as would not have a material adverse effect on the business of any HGA Affiliate or on the ability of the parties to consummate the transactions contemplated by this Agreement, the





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execution and delivery of this Agreement by each of the Sellers does not and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or governmental, public authority or accrediting body (except for compliance with the HSR Act (as defined in Section 4.5)); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to any of the Sellers or any of the Facilities; (iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance (other than a Permitted Encumbrance) upon any part of the property of any of the Sellers pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any of the Sellers is a party or by which any of them is bound, or violate any provision of the Bylaws or Certificate or Articles of Incorporation of any of the Sellers as amended to the date of this Agreement; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License relating to the Assumed Liabilities or to the ownership and operation of the Facilities or the Purchase Assets, subject to Buyers obtaining new Licenses for their ownership and operation of the Facilities and the Purchase Assets and their performance of the Assumed Liabilities.

                      2.3 SUBSIDIARIES. Except as set forth on Schedule 2.3, none of the HGA Affiliates owns, directly or indirectly, any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.

                      2.4 CAPITALIZATION. The authorized capital stock of each of the HGA Affiliates is set forth on Schedule 2.4, together with a list of the number of shares issued and outstanding and owned of record and beneficially by the each of the shareholders of the HGA Affiliates. Except as set forth on
Schedule 2.4, there are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments of any character giving anyone any right to require any of the HGA Affiliates to sell or issue, or Cooper to sell, any capital stock or other securities, nor are there any voting trusts or any other agreements or understandings with respect to the voting common stock, of any of the HGA Affiliates.

                      2.5 RECORDS. The books, records and work papers of each of the HGA Affiliates relating to the Facilities will be made available to Buyers for inspection prior to the Closing Date. Such books, records and work papers of the HGA Affiliates contain the minutes of all meetings of directors and of shareholders and unanimous written consents reflecting all actions taken by the directors or shareholders without a meeting. All of such books, records and work papers of the HGA Affiliates have been maintained in accordance with good business practice and in all material respects accurately reflect the basis for the financial condition and results of operations of each of the HGA Affiliates in respect of the Facilities set forth in the financial statements referred to in Section 2.7 hereof.




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                      2.6 OFFICERS AND DIRECTORS. The officers and directors of
each of the HGA Affiliates are as set forth in Schedule 2.6.

                      2.7 FINANCIAL STATEMENTS. The HGA Affiliates have furnished to Buyers true, complete and correct copies of (i) individual unaudited balance sheets of each of the HGA Affiliates as of October 31, 1998 and related individual statements of income and operations for the year then ended (the "October 31, 1998 Balance Sheets"); and (ii) the individual unaudited balance sheets of each of the HGA Affiliates as of January 31, 1999 and related individual statements of income and operations for the three (3) months then ended (the "Interim Balance Sheets"), copies of which are attached hereto as
Schedule 2.7 (the October 31, 1998 Balance Sheets and the Interim Balance Sheets, collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the HGA Affiliates, are complete and correct in all material respects, fairly set forth the financial condition of the HGA Affiliates, as of the dates indicated, and the results of their respective operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

                      2.8 ABSENCE OF UNDISCLOSED LIABILITIES. None of the HGA Affiliates has any liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, which individually or in the aggregate are material to the applicable HGA Affiliate other than as reflected or provided for in the Financial Statements relating to such HGA Affiliate in respect of the Facilities except (i) those arising after the date of the Interim Balance Sheets which are in the ordinary course of business, none of which is materially adverse, (ii) those incurred in accordance with the terms of this Agreement and the transactions contemplated hereby or any contracts or agreements listed in or referred to in any Schedule to this Agreement or (iii) as and to the extent specifically described in Schedule 2.8 hereof. Except as set forth on the Schedules hereto, the Sellers do not know and have no reasonable grounds to know of any reasonable basis, as of the date hereof, for assertion against any of the HGA Affiliates in respect of the Facilities of any claim or liability of any nature in excess of $25,000 individually or $50,000 in the aggregate not fully disclosed in the October 31, 1998 Balance Sheets or the Interim Balance Sheets.

                      2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE DATE OF THE INTERIM BALANCE SHEETS. Except as otherwise disclosed in Schedule 2.9, since the date of the Interim Balance Sheets no HGA Affiliate has with respect to the facilities:

                             2.9.1 incurred any obligation or liability (fixed,
contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;



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                             2.9.2 discharged or satisfied any Lien or paid any
obligation or liability (fixed, contingent or otherwise), including intercompany obligations and liabilities except in the ordinary course of business;

                             2.9.3 mortgaged, pledged or subjected to any Lien
any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                             2.9.4 sold, assigned, conveyed, transferred, leased
or otherwise disposed of, or agreed to sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice (other than assets related to HGD or MeadowWood) or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                             2.9.5 canceled or compromised any debt or claim in
excess of $10,000 for any individual debt or claim or $25,000 in the aggregate;

                             2.9.6 waived or released any rights of material
value;

                             2.9.7 made or granted any wage or salary increase
applicable to any group or classification of employees generally except merit increases and bonuses pursuant to prior personnel practices (all of which have been disclosed to the UHS Group), entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with any director, officer, shareholder or employee of such HGA Affiliate, or been the subject of any material labor dispute or, to its knowledge, threat thereof;

                             2.9.8 entered into any transaction, commitment,
lease, sublease, license or other agreement or understanding, except (i) any of the foregoing that are entered into by an HGA Affiliate in the ordinary course of business, (ii) Contracts listed on Schedule 2.14 and (iii) this Agreement and the transactions contemplated hereby;

                             2.9.9 suffered any casualty loss or damage (whether
or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business;

                             2.9.10 authorized or effected any amendment or
restatement of its certificate or articles of incorporation or bylaws, or taken any steps looking toward the dissolution or liquidation of any HGA Affiliate;

                             2.9.11 suffered any material adverse change in its
operations, earnings, assets, liabilities, properties or business or in its condition, financial or otherwise, other than changes in the general market conditions and prospects for the Facilities;




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                             2.9.12 made capital expenditures or entered into
any commitment therefore which, in the aggregate, exceed $500,000;

                             2.9.13 suffered any material adverse change in its
relations with, or any material loss or, to its knowledge, material adverse threatened loss of any of its material suppliers, managed care contracts, or Medicare or Medicaid contracts; or

                             2.9.14 introduced any material change with respect
to the operation of its business, including its method of accounting.

                      2.10 TAXES. Except as set forth in Schedule 2.10, each of the HGA Affiliates (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns and reports of Taxes required to be filed by it prior to the date of this Agreement which relate to it or with respect to which it or the assets or properties of such HGA Affiliate are liable or otherwise in any way subject, (ii) has paid or fully accrued for all Taxes, interest, penalties, assessments and deficiencies shown to be due and payable on such returns and reports (which Taxes, interest, penalties, assessments and deficiencies are all the Taxes, interest, penalties, assessments and deficiencies due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such Taxes accrued in respect of such HGA Affiliate or the assets and properties of such HGA Affiliate for periods subsequent to the periods covered by such returns. Except as set forth in Schedule 2.10, no deficiency in payment of Taxes of any of the HGA Affiliates for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Each of the HGA Affiliates has made all withholdings of Taxes required to be made under all applicable United States, state and local tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such HGA Affiliate. Notwithstanding the foregoing, the representations and warranties set forth in this Section 2.10 are made only to the extent that (i) Taxes are or may become Liens on the Purchase Assets or (ii) any Buyer is or may become liable for all or any portion of such Taxes. Copies of all federal, state, local and foreign tax returns of each of the HGA Affiliates have been made available for inspection by Buyers. As used in this Agreement, the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code ("Code") Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax, assessment, charge, levy or fee of any kind whatsoever, which are due or alleged to be due to any taxing authority, whether disputed or not.




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                      2.11 REAL PROPERTY. Except as set forth on Schedule 2.11:

                      (a) Schedule 2.11(a) hereto identifies all interests in the Facilities Real Property held by the HGA Affiliates as of the date hereof, together with the nature of such interest. Each of the HGA Affiliates owns fee simple title to, or a valid leasehold interest in, the tracts of Facilities Real Property set forth opposite the name of the respective HGA Affiliates on
Schedule 2.11(a). To the extent that any interest in real property set forth thereon is shared by or among two or more HGA Affiliates, Schedule 2.11(a) sets forth the nature and proportion of the sharing arrangement;

                      (b) the Facilities Real Property comprises all of the real property associated with or employed in the business of the Facilities;

                      (c) intentionally omitted;

                      (d) to the knowledge of the Sellers, no part of the Leasehold Facilities Real Property contains, is located within or abuts any navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection;

                      (e) to the knowledge of the Sellers, the Leasehold Facilities Real Property adjoins dedicated public roadways and there is access for motor vehicles from the Leasehold Facilities Real Property to such roadways by valid public or private easements; and, to the best knowledge of the Sellers, there are no conditions existing which could result in the termination or reduction of the current access from the Leasehold Facilities Real Property to existing roadways;

                      (f) all essential utilities (including water, sewer, electricity and telephone service) are available to the Facilities Real Property;

                      (g) In the event the Title Policies (as defined in Section 6.1.12) do not include such standard endorsements with respect to planning, zoning and building codes and ordinances and the compliance therewith of the Facilities and the Owned Facilities Real Property as are required by the applicable Buyer, all of which endorsements shall be in the form attached hereto as Schedule 2.11(g), the Sellers represent and warrant to the UHS Group that the Facilities and the Facilities Real Property, and the businesses conducted thereon, are in material compliance with all applicable planning, zoning and building codes and ordinances; the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, zoning or building code or ordinance, or the termination of any applicable zoning variances or "grandfathering" now existing;

                      (h) none of the Sellers has received written notice of a violation of any ordinance or other law, order, regulation or requirement relating to or affecting all or any part of the






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


Facilities Real Property, and none has received written notice of condemnation or similar proceedings relating to any part of the Facilities Real Property;

                      (i) the Facilities Real Property is subject only to the Permitted Encumbrances and at Closing will be subject only to the Permitted Encumbrances and any other Liens approved by Buyer in writing on or after the effective date hereof;

                      (j) [intentionally omitted];

                      (k) to the knowledge of Sellers, except for parties claiming by, through or under the owners of the Leasehold Facilities Real Property, the HGA Affiliates, patients and residents of the Facilities and those tenants or subtenants in possession of the Facilities Real Property under Contracts described in Schedule 2.14, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Facilities Real Property as lessees, tenants or subtenants at sufferance, trespassers or otherwise;

                      (l) no tenant or subtenant of any HGA Affiliate with respect to any portion of the Facilities Real Property is entitled to any rebate, concession or free rent, other than as set forth in the Contract with such tenant or subtenant; no commitments have been made by any HGA Affiliate to any tenant or subtenant of any such HGA Affiliate with respect to any portion of the Facilities Real Property for repairs or improvements other than for normal repairs and maintenance or as set forth in the Contract with such tenant or subtenant; and no rents due under any of the aforementioned tenant or subtenant Contracts with respect to the Facilities Real Property have been assigned or hypothecated to, or encumbered by, any Person, other than pursuant to the encumbrances relating to indebtedness to be satisfied at closing, or Permitted Encumbrances, as additional security for the payment thereof; and

                      (m) all material painting, repairs, alterations and other work required to be performed prior to the Closing Date by any Seller as landlord or sublessor under each of the tenant or subtenant Contracts with respect to the Facilities Real Property and all of the other material obligations of any Seller as landlord or sublessor required to be performed thereunder prior to the Closing Date, will be fully performed and paid for on or before the Closing Date.

                      2.12 TITLE TO PROPERTY AND ASSETS; SUFFICIENCY OF PURCHASE ASSETS.

                      (a) Except as provided on Schedule 2.12(a), each of the HGA Affiliates has good and marketable title to the Purchase Assets owned by it (including, without limitation, the properties and assets reflected in the Interim Balance Sheets except any thereof since disposed of in the ordinary course of business) except for the Permitted Encumbrances and none of such properties or assets is, except as disclosed in the Interim Balance Sheets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or, except for Permitted Encumbrances, subject to any Liens.




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                      (b) Except as described on Schedule 2.12(b), the
Facilities Assets constitute, in the aggregate, all the properties and assets necessary for the operation of the Facilities as currently conducted. All the material properties and assets of each HGA Affiliate necessary or useful in the conduct of the Facilities are located on the Facilities Real Property except for motor vehicles.

                      (c) Copies of the fixed asset registers of each of the HGA Affiliates relating to the Facilities have been delivered to Buyers and each such register sets forth a true, correct and complete listing of such HGA Affiliate's material fixed assets relating to the Facilities as of the date specified.

                      2.13 CONDITION OF PROPERTY. All buildings on the Facilities Real Property and all items of tangible personal property, equipment, fixtures and inventories included within the Purchase Assets are, taken as a whole, in good operating condition, reasonable wear and tear excepted.

                      2.14 LIST OF CONTRACTS AND OTHER DATA. Schedule 2.14 sets forth the following information with respect to all of the properties and assets of each of the HGA Affiliates relating to the Facilities (indicating in each case, where appropriate, where consent by a third party is required for the transfer to the applicable Buyer):

                             2.14.1 a description of all real property owned of
record or leased by any of the HGA Affiliates and all leases and subleases of real property to which any of the HGA Affiliates is a party, any memoranda thereof and any non-disturbance agreements with tenants, subtenants, licensees or other occupants of the Facilities to which any of the HGA Facilities is a party;

                             2.14.2 a list of all personal property owned of
record or beneficially by any of the HGA Affiliates having a value per item or group of items in excess of $500 and all leases of personal property, licenses, permits, franchises, concessions, certificates of public convenience or the like to which any of the HGA Affiliates is a party;

                             2.14.3 a list of (i) all United States and foreign
patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending on said date for patents, for trademark or trade name registrations, for service mark registrations, or for copyright registrations, and all trademarks, trade names, service marks, labels and other trade rights in use on said date, all of the foregoing being owned in whole or in part as noted thereon on said date by an HGA Affiliate, (ii) a description of all action taken by each of the HGA Affiliates to protect all tradenames used by any of them, and
(iii) all licenses granted by or to any of the HGA Affiliates and all other agreements to which any of the HGA Affiliates is a party, which relate in whole or in part to any items of the categories mentioned in clause (i) above or to any other proprietary rights, whether owned by any of the HGA Affiliates or otherwise;



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                             2.14.4 other than the Employee Benefit Plans, all
of which are listed on Schedule 2.21.1 hereto, a list of all existing contracts and commitments to which any of the HGA Affiliates is a party or by which any of the HGA Affiliates or any of their respective properties or assets is bound, except for contracts or commitments which are not material to the business of the Facilities and (a) involve the payment by or to any of the HGA Affiliates of less than $10,000 with respect to any one contract or commitment, or $25,000 with respect to any group of related contracts or commitments, or (b) contracts or commitments which are freely terminable by any HGA Affiliate upon thirty (30) days notice without penalty or charge; and

                             2.14.5 other than the Employee Benefit Plans, all
of which are listed on Schedule 2.21.1 hereto, a list of all employment, consulting and separation agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of any of the HGA Affiliates.

                             True and complete copies of all documents,
including all amendments thereto, referred to in this Section 2.14 have been made available to Buyers. Except as set forth on Schedule 2.14, all documents, rights, obligations and commitments referred to in this Section 2.14 are valid and enforceable in accordance with their terms for the period stated therein and there is not under any of them any existing breach, default, event of default or event which with the giving of notice or lapse of time, or both, would constitute a default by any of the HGA Affiliates or to the Sellers' knowledge by any other party thereto, nor, except as set forth on Schedule 2.14, has any party thereto given notice of or made a claim with respect to any breach or default. To the Sellers' knowledge, there are no existing laws, regulations or decrees which adversely affect any of such documents, rights, obligations or commitments other than laws, regulations or decrees which generally affect entities conducting businesses substantially similar to the businesses conducted by the HGA Affiliates. Except as set forth on Schedule 2.14, no part of the business or operations of any of the HGA Affiliates with respect to the Facilities is dependent to any material extent on any patent, trademark, copyright, or license or any assignment thereof or any secret processes or formulae. Except as set forth on Schedule 2.14, none of the rights of any HGA Affiliate under such documents, rights, obligations or commitments is subject to termination or modification as a result of the transactions contemplated hereby.

               2.15 NO BREACH OR DEFAULT. None of the Sellers is in default under any Contract pertaining to the Facilities or the Management Contracts to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such Contract except as set forth in Schedule 2.15. None of the Sellers have any reason to believe that the parties to any of such Contracts will not fulfill their obligations under such Contracts in all material respects or are threatened with insolvency.

               2.16 LABOR CONTROVERSIES. None of the HGA Affiliates nor any of their respective employees at the Facilities is a party to any collective bargaining agreement. There are not any





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controversies pending or, to the Sellers' knowledge, threatened between any of the HGA Affiliates and any of their respective employees engaged in the conduct of business or operation of the Facilities which might reasonably be expected to materially adversely affect the conduct of their respective businesses at the Facilities, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the Sellers' knowledge, threatened relating to their respective businesses at the Facilities, and to the Sellers' knowledge, there are not any organizational efforts presently being made or threatened involving any of the employees of any of the HGA Affiliates engaged in the conduct of business or operation of the Facilities. Except as set forth on Schedule 2.16, none of the HGA Affiliates has received notice with respect to any Facility of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that any of the HGA Affiliates is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

               2.17 LITIGATION. Except as set forth in Schedule 2.17, there are no claims, actions, suits or proceedings or, to the Sellers' knowledge, investigations with respect to any of the HGA Affiliates involving claims by or against any of the HGA Affiliates which are pending or, to the Sellers' knowledge, threatened against any of the HGA Affiliates, at law or in equity, or before any arbitration panel, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or before the internal grievance mechanisms of any of the HGA Affiliates. To the Sellers' knowledge, no basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which any of the HGA Affiliates has been named or to which any of the HGA Affiliates is a party, which directly apply, in whole or in part, to the business of any of the HGA Affiliates or to any of the assets or properties of any of the HGA Affiliates or which would result in any material adverse change in the business of any of the HGA Affiliates.

               2.18 PATENTS; TRADEMARKS, ETC. No patents, trademarks, trade names, copyrights, registrations or applications are necessary for the conduct of the business of the HGA Affiliates relating to the Facilities as now conducted, other than those listed in Schedule 2.14 hereto. Except as described in Schedule 2.14 hereto, all such patents, trademarks, trade names, copyrights and registrations are in good standing, are valid and enforceable and are free from any default on the part of any of the HGA Affiliates. None of the HGA Affiliates is a licensor in respect of any patents, trademarks, trade names, copyrights or registrations or applications therefor relating to the Facilities. None of the HGA Affiliates is in violation of any patent, patent license, trade name, trademark, or copyright of others relating to the Facilities. No director, officer or employee of any of the Sellers owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights, registrations or applications therefor or interests therein which any HGA Affiliate has used, is presently using, or the use of which is necessary for the business of the Facilities as now conducted.

               2.19 LICENSES; PERMITS; AUTHORIZATIONS. Schedule 2.19 hereto is a list of all rights, approvals, authorizations, consents, licenses, certificates of need, orders, accreditations, franchises,






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concessions, certificates and permits of all governmental agencies, whether
United States, state or local, and accrediting bodies (collectively, the "Licenses") that are in any manner material to the Facilities or any of the Purchase Assets or are required by the nature of the business conducted by each of the HGA Affiliates with respect to the Facilities to permit the continued operation of such business in the manner in which it was conducted as of the date hereof (indicating in each case, where appropriate, where the consent by a third party to the transfer to the applicable Buyer is required). Each of the HGA Affiliates has all Licenses required to permit the operation of its business of the Facilities as presently conducted, each of the HGA Affiliates' businesses with respect to the Facilities is and has been operated in all material respects in compliance therewith and all such Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of Sellers, is threatened, to revoke, terminate or declare invalid any of the foregoing.

               2.20 COMPLIANCE WITH APPLICABLE LAW; ENVIRONMENTAL LAWS.

                      (a) Except as set forth on Schedule 2.20(a) hereto, the conduct of the business of each of the HGA Affiliates does not (i) violate or, to the Sellers' knowledge, infringe any domestic laws, statutes, rules or regulations or any material ordinances, including, without limitation, any of the foregoing that pertain to or regulate the operation of a hospital, mental health facility or licensed behavioral health facility or consumer protection, health and safety or occupational safety matters, or (ii) violate or infringe any right or patent, trademark, trade name, service mark, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the business of any of the HGA Affiliates or the value of the Facilities Assets.

                      (b) Other than as disclosed on Schedule 2.20(b), none of the HGA Affiliates or any of their respective officers and directors in their capacities as such, or, to the knowledge of the Sellers, any employee or agent of an HGA Affiliate acting in his or its capacity as such, have engaged in any activities which are prohibited under any federal laws, or the regulations promulgated pursuant to such laws or related state or local laws, statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf on or behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (b) in return for purchasing,






                                       29





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


leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state health care programs; (vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a Facility; (viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a Facility in order that the Facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under ss. 1124A of the Social Security Act (42 U.S.C. ss. 1320a-3); or (ix) knowingly and willfully (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the state, or (b) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) (1) as a precondition of admitting the patient, or (2) as a requirement for the patient's continued stay in the Facility.

                      (c) Each of the Sellers is in compliance in all material respects with all applicable Environmental Laws except as disclosed in Schedule 2.20(a).

                      (d) In regards to the Facilities and the Facilities Real Property, (i) there is no Environmental Claim pending or, to the Sellers' knowledge, threatened against any of the Sellers or, to the Sellers' knowledge after due inquiry, any other Person whose liability for any Environmental Claim any of the Sellers has retained or assumed contractually; (ii) to the Sellers' knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, that is likely to form the basis of any Environmental Claim against any of the Sellers or against any Person whose liability for any Environmental Claim any of the Sellers has retained or assumed contractually; and (iii) none of the Sellers has received any written communication, whether from a governmental authority or otherwise, that alleges that any of the Sellers is not in full compliance with all applicable Environmental Laws.

                      (e) In regards to the Facilities and the Facilities Real Property, without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where any of the Sellers has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 2.20(a), (ii) all Contracts dealing with the removal, storage, disposal and handling of Materials of Environmental Concern are with properly licensed and registered vendors, (iii) to the Sellers' knowledge, all underground storage tanks, and the capacity and contents of such tanks, located on the Facilities Real Property are identified in Schedule 2.20(a), (iv) to the Sellers' knowledge, except as set forth on Schedule 2.20(a), there is no asbestos contained in or forming part







                                       30




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of the Facilities Real Property, and (v) except as set forth on Schedule
2.20(a), no polychlorinated biphenyls (PCBs) are used or stored on the Facilities Real Property.

                      (f) As used herein: (i) "Environmental Claim" means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from, directly or indirectly, the presence, or release into the environment, of any Materials of Environmental Concern (as defined below); (ii) "Environmental Laws" means any and all federal, state and local laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; and (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, petroleum and petroleum products.

                      2.21 EMPLOYEE BENEFIT PLANS; EMPLOYEES AND EMPLOYEE RELATIONS.

                             2.21.1 Attached hereto is an accurate list
(Schedule 2.21.1) of all "employee welfare benefit plans" and "employee pension benefit plans" (collectively, "ERISA Plans"), as such terms are defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all Multiemployer Plans (as such term is defined in ERISA), and any other group employee benefit plan, group insurance policy, agreement or arrangement maintained for the benefit of any of the employees of any of the HGA Affiliates (the ERISA Plans, together with such Multiemployer Plans and other group plans, policies, agreements and arrangements, collectively, the "Employee Benefit Plans"). To the extent available, materially accurate, complete and genuine copies of the summary plan descriptions pertaining to the Employee Benefit Plans have been provided to Buyers. None of the Sellers or any other members of the Controlled Group of Corporations (as defined in Section 1563 of the Code) that includes Cooper maintains or ever has maintained or contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. There is no Lien of any type on the Purchase Assets or against any of the Sellers with respect to the Employee Benefit Plans, and none of the Sellers nor any affiliate of any of the Sellers has taken any action, or omitted to take any action, with respect to the Employee Benefit Plans (or has any knowledge of the same) that would or could be expected to result in a Lien on the Purchase Assets or against any of the Sellers or any affiliates of any of the Sellers.

                             2.21.2 Schedule 2.21.2 sets forth a complete list
(as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of each of the HGA Affiliates employed in the conduct of the business of the Facilities (indicating in each case whether each employee is part-time or full-time). Schedule 2.21.2 also sets forth a complete list of employees





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


whose employment with any of the HGA Affiliates in connection with the business of the Facilities has terminated for any reason at any time during the 90 day period ending on (and including) the date hereof.

                             2.21.3 Except as disclosed on Schedule 2.21.3 and
as accrues in the ordinary course prior to the Closing Date, no present or former employee of any of the HGA Affiliates employed in connection with the operation of the Facilities has any claim against any of the HGA Affiliates on the account of or for (i) overtime pay for any period on or before the Closing Date, (ii) wages, salary, bonuses or amounts accruing under any Employee Benefit Plan, or (iii) sick pay, severance pay, claim for unlawful discharge, holiday or vacation pay or paid time off.

                      2.22 ADVERSE AGREEMENTS. None of the Sellers is a party to or subject to any agreement or instrument or subject to any charter or other corporate or entity restriction or any judgment, order, writ, injunction, decree or rule specifically naming such Seller which materially adversely affects the business, operations, properties, assets or conditions, financial or otherwise, of any of the Facilities.

                      2.23 TRADE RECEIVABLES; TRADE NOTES AND ACCOUNTS PAYABLE; PREPAID CONTRACTS.

                      (a) Except as set forth on Schedule 2.23 hereto, the Trade Receivables of each of the HGA Affiliates relating to the Facilities that are reflected on the Interim Balance Sheets and all Trade Receivables relating to the Facilities arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of the HGA Affiliates and are (except for normal claims and allowances which are consistent with past experience of the HGA Affiliates and which in the aggregate are not material) current, arose in the usual and ordinary course of business of the HGA Affiliates from arms-length transactions, are not subject to any defenses, counterclaims or set-offs which would materially adversely affect such Trade Receivables, and, to the Sellers' knowledge, are fully collectible, less the applicable allowance for doubtful accounts. Each of the HGA Affiliates have fully performed all obligations with respect to such Trade Receivables which they were obligated to perform prior to the date hereof and Schedule 2.23 sets forth an aging schedule, as of November 30, 1998, for all such Trade Receivables.

                      (b) The trade notes and accounts payable of the HGA Affiliates relating to the Facilities reflected on the Interim Balance Sheets and all trade notes and accounts payable relating to the Facilities arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of the HGA Affiliates and were paid or are not yet due and payable.

                      (c) Schedule 2.23 hereto sets forth the amounts and dates of all payments in excess of $25,000 in the aggregate (the "Prepayments") received by any of the HGA Affiliates which relate to services to be performed by any of the HGA Affiliates subsequent to the Closing Date under any of the Contracts relating to the Facilities or Management Contracts, including, without






                                       32




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limitation, all such payments expressly authorized to be made in advance by any of the terms of such Contracts or Management Contracts.

                      2.24 INVENTORIES AND SUPPLIES. In all material respects, the inventories and supplies of the HGA Affiliates relating to the Facilities, whether or not reflected in the Interim Balance Sheets, consist of a quality and quantity useable and salable in the ordinary course of business, without discount or reduction, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheets. All inventories and supplies not written off are valued at the lower of cost (applied on a first in, first out basis) or market in accordance with generally accepted accounting principles. The present quantities of inventory and supplies are not excessive and are reasonable and consistent with the past inventory and supply practices of each of the HGA Affiliates with respect to the Facilities.

                      2.25 ILLEGAL PAYMENTS. None of the Sellers have, nor to the knowledge of the Sellers, have any of their respective directors or officers, in their capacity as such, either directly or indirectly made any illegal payments to, or provided any illegal benefit or inducement for, any Person pursuant to an action illegal under any federal, state or local law.

                      2.26 INSURANCE POLICIES. Schedule 2.26 contains a complete list of all insurance policies of the HGA Affiliates with respect to the Facilities covering the HGA Affiliates and their respective employees, agents and assets, other than those relating to Employee Benefit Plans. Each such policy, and each such policy relating to the Employee Benefit Plans, is in full force and effect and, to the knowledge of the Sellers, is reasonably adequate in coverage and amount to insure against customarily insured risks to which the HGA Affiliates, their employees, businesses, properties and other assets are reasonably likely to be exposed in the operation of the Facilities. All premiums with respect to such insurance policies (and those policies relating to the Employee Benefit Plans) have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of the Sellers, none of the HGA Affiliates has failed to give any notice or present any claim thereunder in due and timely fashion. To the knowledge of the Sellers, and except as set forth on Schedule 2.26, there are no pending claims against such insurance by any HGA Affiliate as to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 1996, none of the HGA Affiliates has been refused any insurance with respect to its assets or the operation of the Facilities, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                      2.27 PROFESSIONAL STAFF, MEDICARE, MEDICAID AND OTHER HEALTH CARE PROGRAMS.

                      (a) The professional licensed provider staff of each of the Facilities consists of the persons whose names and status are set forth on
Schedule 2.27 hereto.






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


                      (b) Except as set forth on Schedule 2.27 hereto, each of HGA-NJ, Hampton, HGI and Midwest is certified for participation in the Medicare and Medical Assistance ("Medicaid") programs, and has a current and valid provider contract with such programs.

                      (c) Except as set forth on Schedule 2.27 hereto, each of HGA-NJ, Hampton, HGI and Midwest have timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by any governmental or other entity to be made by them with respect to the purchase of services by third-party purchasers, including but not limited to Medicare and Medicaid programs and other insurance carriers, and all such reports are complete and accurate in all material respects. Each of HGA-NJ, Hampton, HGI and Midwest have paid or caused to be paid all refunds, discounts or adjustments which have become due in accordance with said reports as filed and, except as set forth on Schedule 2.27, have not been notified that there is any further liability now due (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, or any interest or penalties accruing with respect thereto. The HGA Affiliates have delivered to the Buyers complete copies of all of their Medicare and Medicaid Cost Reports submitted by HGA-NJ, Hampton, HGI and Midwest for the two most recent fiscal years.

                      (d) To the knowledge of the Sellers, none of HGA-NJ, Hampton, HGI and Midwest, nor any of their respective officers, directors, employees or agents (acting in their capacities as such), have engaged in any activities which (i) could subject such person to sanctions under 42 U.S.C. ss. 1320a-7 (other than subparagraph (b)(7) thereof) or (ii) at the time such activities were engaged in were known or reasonably could have been known to be prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. ss.ss. 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

                      2.28 FACILITY SURVEYS. True and complete copies of any and all licensure survey reports and any and all Medicare and/or Medicaid and JCAHO or other accreditation survey reports issued within the 24-month period preceding the execution of this Agreement with respect to each Facility for which surveys are conducted by the appropriate state or Federal agencies having jurisdiction thereof and JCAHO or accreditation bodies have been furnished to the Buyers, along with true and complete copies of any and all plans of correction which the agencies required to be submitted in response to said survey reports.

                      2.29 SUPPLIERS AND PROVIDERS OF SERVICES.

                      (a) Schedule 2.29 lists all suppliers of goods to, and providers of services to, any of the HGA Affiliates with respect to the Facilities to which an HGA Affiliate made payments during the fiscal year ended October 31, 1998, in excess of five percent of such HGA Affiliate's operating expenses relating to the Facilities as reflected on its statement of operations for such year (collectively, "Suppliers").






                                       34




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


                      (b) Except as set forth on Schedule 2.29, no HGA Affiliate has any information which might reasonably indicate that any of the Suppliers listed on Schedule 2.29 intends to cease selling or rendering services to, or dealing with, any of the HGA Affiliates nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to alter in any material respect the amount of sales or service or the extent of dealings with any of the Buyers, or would alter in any material respect the sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

                      (c) Except as set forth at Schedule 2.29, no HGA Affiliate or any entity controlled by any of the Sellers nor, to the knowledge of the Sellers, any of their respective executive officers or directors (or any entity controlled by any executive officer or director) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, partner or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee or Supplier of any of the HGA Affiliates with respect to the Facilities or Management Contracts.

                      2.30 RELATED PARTY TRANSACTIONS. To the knowledge of the Sellers, except as set forth in Schedule 2.30, and except for compensation to employees for services rendered, no current director, officer or shareholder of any HGA Affiliate is presently, or during the last fiscal year has been, (a) a party to any material transaction with any Facility (including, but not limited to, any Contract or other arrangement) providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder other than in his, her or its capacity as a director, officer or shareholder and other than intercompany transactions, or (b) the direct or indirect owner of any interest in any Person which is a present competitor, supplier or customer of such HGA Affiliate with respect to the business of any Facility, nor does any such person receive income from any source other than such HGA Affiliate which should properly accrue to such HGA Affiliate.

                      2.31 MANAGEMENT CONTRACTS AND RELATED AGREEMENTS. Schedule
2.31 lists all Contracts pertaining to the Management Contracts (the "Related Contracts"). HGA and HGA-MSI have made available to UHS-DEL copies of all of the Management Contracts and all such Related Contracts, including all amendments thereto. All of the Management Contracts and Related Contracts are valid, binding and in full force and effect and, except as set forth on Schedule 2.31, have not been amended or modified. Neither HGA nor HGA-MSI is in default, and no notice of alleged default has been received by HGA or HGA-MSI, under any of the Management Contracts or Related Contracts. To the best of the Sellers' knowledge, no party to any such contract is in default or alleged to be in default thereunder, and no condition or event has occurred that, after notice or lapse of time or both, would constitute a default by any party thereto. The rights of HGA and HGA-MSI under all of the Management Contracts and Related Contracts are owned by HGA or HGA-MSI free and clear of all Liens except as set forth on Schedule 2.31. Except as set forth in Schedule 2.31, there has been no cancellation, or threat to cancel any of the Management Contracts or Related Contracts by any other party thereto. Except as set forth on Schedule 2.31 hereto, none of the rights





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


of HGA or HGA-MSI under any of the Management Contracts or Related Contracts is subject to termination or modification as a result of the transactions contemplated hereby.

                      2.32 NO BROKERS. Except for their retention of Cronus Partners, Inc., none of the Sellers has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any member of the UHS Group or any of the Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and none of the Sellers is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments to any Person, other than Cronus Partners, Inc., in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Sellers, and not the UHS Group, shall be responsible for the full payment of any finder's fees, brokerage or agent's commissions and other like payments payable or alleged to be payable by any of the Sellers to Cronus Partners, Inc. in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                      2.33 INTENTIONALLY OMITTED.

                      2.34 NO MISREPRESENTATION OR OMISSION. No representation or warranty by any of the Sellers in this Agreement, or in any certificate furnished or to be furnished by or on behalf of any of the Sellers pursuant hereto, contains or will contain, as of the date such representation or warranty is made, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

               3. REPRESENTATIONS AND WARRANTIES OF THE UHS GROUP. In order to induce the Sellers to enter into and perform their obligations under this Agreement, the UHS Group, jointly and severally, represent and warrant and agree (except as otherwise disclosed on a Schedule hereto) as follows, as of the date hereof (unless, in the case of any particular representation or warranty, another date is specified, in which case, as of such date):

                      3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each member of the UHS Group is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each member of the UHS Group is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where such failure to qualify would not have a material adverse effect on such member of the UHS Group. Each member of the UHS Group has all requisite corporate power and authority to own its properties and carry on its business as now conducted. No member of the UHS Group is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject. The copies of the Certificate or Articles of Incorporation and Bylaws of each member of the UHS Group, all as




                                       36






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


amended to date, which have been delivered to Sellers are complete and correct and presently in effect.

                      3.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by each member of the UHS Group, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on their part. This Agreement has been duly executed and delivered by each member of the UHS Group. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each member of the UHS Group enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.2 hereto, and except as would not have a material adverse effect on the business of any member of the UHS Group, or on the ability of the parties to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement by each member of the UHS Group does not and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or governmental, public authority or accrediting body (except for compliance with the HSR Act), (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to any member of the UHS Group, or (iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of any member of the UHS Group pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any member of the UHS Group is a party or by which any of them is bound, or violate any provision of the Bylaws or Certificate or Articles of Incorporation of any member of the UHS Group as amended to the date of this Agreement.

                      3.3 NO BROKERS. No member of the UHS Group has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any member of the UHS Group or any of the Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby and no member of the UHS Group is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments to any Person, other than Cronus Partners, Inc., in connection with the negotiations leading to this Agreement or the consummation of the transactions






                                       37





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


contemplated hereby. The Sellers, and not the UHS Group, shall be responsible for the full payment of any finder's fees, brokerage or agent's commissions and other like payments payable or alleged to be payable by any of the Sellers to Cronus Partners, Inc. in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                      3.4 NO MISREPRESENTATION OR OMISSION. No representation or warranty by any member of the UHS Group in this Agreement, or in any certificate furnished or to be furnished by or on behalf of any member of the UHS Group pursuant hereto, contains or will contain, as of the date such representation or warranty is made, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

               4. COVENANTS OF THE SELLERS.

                      4.1 ACCESS TO FACILITIES AND ADDITIONAL INFORMATION.

                             4.1.1 From the date hereof until the Closing Date,
the Sellers shall provide, and cause their respective agents (including counsel and accountants) to provide, to the officers and agents of Buyers reasonable access to and the right to inspect the Purchase Assets and books and records of the HGA Affiliates and the books and records of Cooper pertaining to the Purchase Assets, and will furnish and cause to be furnished to Buyers such additional financial, operating and other data and information regarding the HGA Affiliates, the business of the HGA Affiliates and the Purchase Assets as any of the Buyers may from time to time reasonably request, without regard to where such information may be located.

                             4.1.2 Within 20 days following the end of each
calendar month prior to the Closing Date, and within 30 days following the end of each calendar quarter prior to the Closing Date, the HGA Affiliates will deliver to Buyers true and complete copies of the unaudited balance sheet and the related unaudited statements of income and operations of the HGA Affiliates for each such month or quarter then ended, together with any notes thereto.

                             4.1.3 From the date hereof until the Closing Date,
each of the HGA Affiliates shall cause its officers, partners and employees to keep Buyers reasonably informed of operational matters in respect of the business of the Facilities, the Management Contracts and the general status of on-going operations. Each of the HGA Affiliates shall notify Buyers in writing and keep Buyers informed of the status of any material changes in the operations, financial condition or business of the Facilities, the Management Contracts, or any HGA Affiliate and, to the extent they receive notice thereof, of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated).

                             4.1.4 Each of the Sellers will cooperate and cause
their respective independent accountants to cooperate (a) in assisting the UHS Group to prepare an audit of the Facilities' financial statements and the Management Contracts and (b) with UHS in filing such






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


financial statements with UHS's filings with the Securities and Exchange Commission, if requested by the UHS Group. The costs of such audit shall be the responsibility of the UHS Group.

                             4.1.5 Promptly after the execution of this
Agreement, the Sellers shall deliver to Buyers, to the extent not already delivered to Buyers, copies of all title insurance policies and binders in the possession of any Seller for any of the Facilities Real Property and copies of all surveys of any of the Facilities Real Property in the possession of any Seller.

                      4.2 OPERATIONS. From the date hereof until the Closing Date and except as otherwise expressly provided in this Agreement, each HGA Affiliate will:

                      (a) carry on its business with respect to the Facilities, and cause all hospitals and other facilities under Management Contracts to carry on their business, in substantially the same manner as heretofore and not make any material change in its personnel, operations, finances, accounting policies, or real or personal property relating to the Facilities or, to the extent within the control of such HGA Affiliate, in the personnel, operations, finances, accounting policies, or real or personal properties of the hospitals and other facilities under Management Contracts;

                      (b) use reasonable efforts to maintain the Purchase Assets and all parts thereof in their current condition, ordinary wear and tear excepted;

                      (c) perform all of its obligations under Contracts relating to or affecting the Purchase Assets or the business of the Facilities;

                      (d) use its reasonable efforts to obtain appropriate releases, consents, estoppels and other instruments listed on Schedule 4.2;

                      (e) keep in full force and effect present insurance policies or other comparable insurance with respect to the Facilities and maintain sufficient liquid reserves to meet all deductible, self-insurance and copayment requirements under present insurance policies;

                      (f) use reasonable efforts to (i) maintain and preserve its business organizations and operations intact; (ii) deal with the present employees at the Facilities in a manner consistent with its existing personnel policies; (iii) maintain its relationships with physicians, suppliers and other Persons having business relations with it; and (iv) cooperate with Buyers by taking such actions as are reasonably requested by any Buyer to facilitate the smooth, efficient and successful transition to the applicable Buyer of such business organizations and operations and employee and other relations at Closing; and

                      (g) permit and allow reasonable access by Buyers to discuss post-closing employment with any of its personnel and to establish relationships with physicians, suppliers and others having business relations with the Facilities.




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                      4.3 NEGATIVE COVENANTS. From the date hereof until the
Closing Date, except as otherwise expressly provided in this Agreement or without the prior written consent of Buyers, none of the HGA Affiliates will:

                      (a) terminate any of the Assumed Contracts or Management Contracts other than those that expire in accordance with their terms, amend any of the Assumed Contracts or Management Contracts, enter into any Contract relating to the Facilities, or incur or agree to incur any liability with respect to any Facility except in the ordinary and regular course of business, and in no event that requires the payment by such entity prior to Closing or any Buyer after Closing of an amount greater than TWENTY-FIVE THOUSAND DOLLARS ($25,000) per Contract, or that is not terminable without cause or penalty within thirty (30) days following the Closing Date;

                      (b) make offers to any of its employees for employment with it, Cooper, any other HGA Affiliate or any other affiliate of any of the Sellers after the Closing, except for the Excluded Employees;

                      (c) other than as set forth on Schedule 4.3(c), increase compensation payable or to become payable to, make a bonus payment to, or otherwise enter into one or more bonus agreements with, any of its employees or agents working or retained in connection with the Facilities, except in the ordinary and regular course of business in accordance with existing personnel policies;

                      (d) other than Permitted Encumbrances, create, assume or permit to exist any new Lien upon any of the Purchase Assets other than purchase money liens arising in the ordinary course of business;

                      (e) sell, assign, transfer, distribute or otherwise dispose of any property, plant or equipment relating to the Facilities, except in the ordinary course of business of the Facilities with comparable replacement thereof in the case of inventory;

                      (f) take any action with respect to the Facilities outside the ordinary and regular course of business;

                      (g) take any action relating to its liquidation or dissolution;

                      (h) create, incur, assume, guarantee or otherwise become liable for, cancel, pay, agree to cancel or pay, provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right to receive any direct or indirect payment or other benefit under, any liability with respect to the Facilities except in the ordinary course of business; or

                      (i) declare or pay any dividend or other distribution of assets or property (other than Excluded Assets) to any of its shareholders or any affiliates of its shareholders, except in the ordinary and regular course of business consistent with past practices.




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                      4.4 GOVERNMENTAL APPROVALS. From the date hereof until the
Closing Date, the Sellers shall (a) promptly apply for and use their reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of them to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as the UHS Group or such authorities may reasonably request, and (c) assist and cooperate with the UHS Group to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory authorities that the UHS Group reasonably deems necessary or appropriate, and to prepare any document or other information required of any Seller by any such authorities, in order to consummate the transactions contemplated herein.

                      4.5 HSR NOTIFICATION. Prior to the execution of this Agreement, the Sellers have filed with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") the Notification and Report Form required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Sellers shall comply promptly with any requests for additional information by the FTC or Justice Department under the HSR Act concerning such transactions. Sellers shall take such other steps as they reasonably believe to be necessary in order for the waiting period specified in the HSR Act to expire as soon as practicable after the effective date of this Agreement. The Sellers shall furnish to the UHS Group such information concerning the Sellers as the UHS Group needs to perform their obligations under Section 5.1. All filing fees under the HSR Act shall be shared equally by the UHS Group and the Sellers.

                      4.6 NO-SHOP CLAUSE AND TERMINATION FEES.







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                      (a) From the date hereof until the earlier of the
termination of this Agreement or April 30, 1999 (unless the Closing Date is extended beyond such date by the parties) and except as permitted by Section 4.3(e), the HGA Affiliates shall not, and will not permit any Person acting for or on behalf of any of the HGA Affiliates to, without the prior written consent of the UHS Group, directly or indirectly: (i) offer for sale the Purchase Assets, or any portion thereof, or any capital stock or other ownership interests in any of the HGA Affiliates, (ii) solicit offers to buy the Purchase Assets, or any portion thereof, or any capital stock or other ownership interests in any of the HGA Affiliates, (iii) hold discussions with any Person looking toward such an offer or solicitation, or looking toward a merger, consolidation or other combination with any of the HGA Affiliates, (iv) enter into any contract with any Person with respect to the sale of the Purchase Assets, or any portion thereof, or any capital stock or other ownership interests in any of the HGA Affiliates or with respect to any merger, consolidation, or other combination with any of the HGA Affiliates, or (v) furnish or permit or cause to be furnished any information to any Person that the HGA Affiliates know or have reason to believe is in the process of considering any one of the transactions described above. If any of the HGA Affiliates or any Person acting for or on behalf of any of the foregoing, receives from any Person (other than any of the Buyers or a representative thereof) any offer, inquiry or informational request referred to above, the HGA Affiliates will promptly (x) advise such Person, by written notice, of the substantive terms of this Section, (y) advise Buyers of such offer, inquiry or request, and (z) deliver to Buyers a copy of such notice together with a copy of all documents that constitute, relate or refer to any and all responses to such offer, inquiry or request.

                      (b) If the UHS Group is unable to acquire any of the Purchase Assets as a result, either directly or indirectly, of the shopping of the Purchase Assets or any capital stock or other ownership interests in any of the HGA Affiliates by the HGA Affiliates in violation of Section 4.6(a), which occurs prior to March 31, 1999, the Sellers shall pay Buyers ONE MILLION DOLLARS ($1,000,000) upon the earlier of March 31, 1999 or the close of the sale of the Purchase Assets (or the sale of any capital stock or other ownership interests in any of the HGA Affiliates) to a third party. The parties acknowledge and agree that the foregoing $1,000,000 payment shall be a transaction termination fee (the "Termination Fee"). The payment by the Sellers to Buyers of the Termination Fee shall terminate all obligations of the parties under this Agreement other than those set forth in Section 10.6 below.

                      4.7 INTENTIONALLY OMITTED.

                      4.8 EMPLOYEES; EMPLOYEE BENEFIT PLANS. Sellers shall retain all liabilities and obligations for all benefits under the Employee Benefit Plans except as expressly set forth in Section 1.7(d) above, regardless of whether any such liabilities and obligations are disclosed on the Interim Balance Sheets (including, without limitation, any and all workers' compensation, COBRA, health, disability or other benefits due to or for the benefit of any eligible employees of any of the Sellers or their covered dependents). Except as set forth in this Section 4.8, Buyers shall assume all liabilities under the Worker Adjustment and Retraining Act, 29 U.S.C. Sec. 2101-2109 (the "WARN Act"), in connection with the transactions contemplated by this Agreement. None of the HGA





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Affiliates shall terminate the employment of any of its employees (other than
"part-time" employees (as defined in the WARN Act), employees who voluntarily elect to leave the employment of any HGA Affiliate and Hired Employees) during a period of not less than 90 days after the Closing Date without prior written notice given to the Buyers at least ten days prior to such termination. If Buyers notify such HGA Affiliate within such ten-day period that the termination by such HGA Affiliate of one or more of its employees may constitute a "mass layoff" or "plant closing" under the WARN Act the HGA Affiliates shall pay all liability of the HGA Affiliates and Buyers under the WARN Act resulting from the termination of such employees. From and after the Closing, the HGA Affiliates shall take all such actions as are necessary to comply with their obligations under COBRA and to make distributions as soon as practicable after the Closing to the Non-Excluded Employees under The Cooper Companies, Inc. 401(k) Plan (the "Cooper 401(k) Plan") to the extent such distributions are permitted by ERISA and the Code; provided, however, that the HGA Affiliates shall have no obligation to terminate the Cooper 401(k) Plan.

                      4.9 FURTHER ACTS AND ASSURANCES. At any time and from time to time at and after the Closing, upon request of the UHS Group, each of the Sellers shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the UHS Group may reasonably request to more effectively convey, assign and transfer to and vest in Buyers or their respective successors and assigns, full legal right, title and interest in and actual possession of the Purchase Assets and the business of the HGA Affiliates with respect to the Facilities, to confirm each Seller's capacity and ability to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Each Seller shall also reasonably cooperate with and cause its employees to reasonably cooperate with the UHS Group in order to enable the applicable Buyer to prosecute or defend any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Purchase Assets and the business of the HGA Affiliates with respect to the Facilities, any Government Reimbursement Programs or any other third party payor programs, and each Seller shall also furnish the UHS Group with such information and documents in its possession or under its control, or which such Seller can execute or cause to be executed, as will enable the applicable Buyer to prosecute or defend any and all such matters.

               5.  COVENANTS OF THE UHS GROUP.

                      5.1 HSR NOTIFICATION. Prior to the execution of this Agreement, the UHS Group has filed with the FTC and the Justice Department the Notification and Report Form required by the HSR Act. The UHS Group shall comply promptly with any requests for additional information by the FTC or Justice Department under the HSR Act concerning such transactions. The UHS Group shall take such other steps as they reasonably believe to be necessary in order for the waiting period specified in the HSR Act to expire as soon as reasonably practicable after the effective date of this Agreement. The UHS Group shall furnish to the Sellers such information concerning the UHS Group as the Sellers need to perform their obligations under Section 4.5. All filing fees under the HSR Act shall be shared equally by the UHS Group and the Sellers.



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                      5.2 REGULATORY APPROVALS. From the effective date hereof
until the Closing Date, each member of the UHS Group shall (a) promptly apply for and use its reasonable efforts to obtain prior to Closing all consents, licenses, permits, approvals (including planning approvals), authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as the Sellers or such authorities may reasonably request, and (c) assist and cooperate with the Sellers to obtain all consents, approvals, authorizations and clearances of government and regulatory authorities that the Sellers reasonably deem necessary or appropriate, and to prepare any document or other information required of any member of the UHS Group by any such authorities, in order to consummate the transactions contemplated hereby.

                      5.3 EMPLOYEE MATTERS.

                             (a) Subject to the exclusions set forth in this
Section, and in reliance upon the representations and warranties of Sellers made in Section 2.21 and the fulfillment of the covenants of the HGA Affiliates made in Section 4.8, Buyers will offer to employ, as of the Closing Date, a sufficient number of employees working at the Facilities immediately prior to the Closing Date so that liability under the WARN Act in connection with the transactions contemplated hereby will be avoided. The employees who are identified on Schedule 5.3(a) shall be referred to herein collectively as the "Excluded Employees". The applicable Buyer will offer to employ, as of the Closing Date, each employee who is actively employed (being all but those on approved leave of absence, including medical leave, workers compensation, disability, family leave or personal leave, provided that the applicable Buyer will offer to employ such employees to the extent required by the Family and Medical Leave Act or other applicable federal or state law at such time as they are willing and able to return to active employment) by any HGA Affiliate at a Facility on the Closing Date and who is not an Excluded Employee (collectively the "Non-Excluded Employees"). A Non-Excluded Employee who accepts an offer of employment as of the Closing with a Buyer shall be referred to herein as a "Hired Employee". Notwithstanding the foregoing, Buyers shall have no obligation to offer employment to any employee within the following classes of employees:
(i) those employees who are "part-time employees" (as defined in the WARN Act),
(ii) those employees who voluntarily elect to leave the employment of any HGA Affiliate or (iii) any of the Excluded Employees, whether or not such Excluded Employees accept an offer of retained employment with any HGA Affiliate, Seller, or any affiliate of any Seller. Buyers shall not terminate the employment of any of the Hired Employees (other than "part-time employees" (as defined in the WARN
Act) and employees who voluntarily elect to leave the employment of any of the Buyers) during a period of not less than ninety (90) days after the Closing Date, and in the event any Buyer terminates the employment of any such Hired Employee during such ninety (90) day period, Buyers shall pay all liabilities of the HGA Affiliates under COBRA and the WARN Act resulting from such termination.

                             (b) [intentionally omitted]





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                      5.4 FURTHER ACTS AND ASSURANCES. At any time and from time to time at and after the Closing, upon request of the Sellers, each member of the UHS Group shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the Sellers may reasonably request to confirm the capacity and ability of each member of the UHS Group to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Each member of the UHS Group shall also reasonably cooperate with and cause its employees to reasonably cooperate with the Sellers in order to enable the Sellers to prosecute or defend any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Purchase Assets and the business of the Facilities for which any Seller is liable hereunder or relating to Government Reimbursement Programs or any other third party payor programs, and each member of the UHS Group shall also furnish the Sellers with such information and documents in its possession or under its control, or which it can execute or cause to be executed, as will enable the Sellers to prosecute or defend any and all such matters.

               6. CONDITIONS OF CLOSING; ALLOCATION OF PURCHASE PRICE.

                      6.1 UHS GROUP'S CONDITIONS OF CLOSING. The obligation of the UHS Group to purchase and pay for the Purchase Assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                             6.1.1 All representations and warranties of the
Sellers contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date), except as may be specified on any such amendments to the Schedules as may be provided by the Sellers at the Closing (a) which, in order to render the Schedules true and correct, are required by (i) actions undertaken by the Sellers prior to the Closing Date in the ordinary course of business of the Facilities or (ii) events occurring prior to the Closing Date in the ordinary course of business of the Facilities and (b) which do not reflect any material adverse change in any of the Purchase Assets or in the operations or business of any of the Facilities; the Sellers shall have performed in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement; and the UHS Group shall have received a certificate of each Seller dated the Closing Date to such effect.

                             6.1.2 There shall have been no material adverse
change since the date of the Interim Balance Sheets in the financial condition, business or affairs of each HGA Affiliate with respect to the Facilities and each hospital or other facility under a Management Contract; and each HGA Affiliate with respect to the Facilities and each hospital or other facility under a Management Contract shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business the insurance proceeds related to which are not, in the reasonable opinion of Buyers, adequate to repair such damage and compensate for any lost business





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


related thereto. The UHS Group shall have received a certificate of each HGA Affiliate dated the Closing Date that the statements set forth in this Section
6.1.2 are true and correct.

                             6.1.3 The Sellers shall have delivered to the UHS
Group (i) a Certificate of the Secretary of State (or other authorized officer) of the State of Illinois certifying as of a date reasonably close to the Closing Date that HGI has filed all required reports, has paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state, (ii) a Certificate of the Secretary of State (or other authorized officer) of the State of New Jersey certifying as of a date reasonably close to the Closing Date that each of HGA-NJ and Hampton has filed all required reports, each has paid all required fees and taxes, and each is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state and (iii) a Certificate of the Secretary of State (or other authorized officer) of the State of Delaware certifying as of a date reasonably close to the Closing Date that each of Cooper, HGA, Midwest and HGA-MSI has filed all required reports, each has paid all required fees and taxes, and each is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state.

                             6.1.4 (a) The Secretary of Cooper shall have
delivered to the UHS Group a certificate certifying:

                                         (i)       The Resolutions of its Board
of Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                        (ii)       The incumbency of its
officers executing this Agreement and all agreements and documents contemplated hereby; and

                                       (iii)       That the Certificate or
Articles of Incorporation and Bylaws of Cooper attached to such certificate are complete and correct and in effect as of the date of such certification.

                             (b) The Secretary of each of the HGA Affiliates
shall have delivered to the UHS Group a certificate certifying:

                                         (i)       The Resolutions of its Board
of Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                        (ii)       The incumbency of its
officers executing this Agreement and all agreements and documents contemplated hereby; and




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


                                       (iii)      That the Certificate or
Articles of Incorporation and Bylaws of such HGA Affiliate attached to such certificate are complete and correct and in effect as of the date of such certification.

                             6.1.5 The UHS Group shall have received from
counsel for the Sellers (which may be in-house counsel), an opinion (which may be given by more than one counsel), dated the Closing Date, substantially in the form attached hereto as Exhibit D.

                             6.1.6 The waiting period under the HSR Act shall
have (a) expired without objection from the FTC or the Justice Department, or
(b) been terminated, and all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any governmental entity (including without limitation receipt of licenses (or commitments to issue licenses) to own and operate the Facilities in the States of Illinois, Indiana and New Jersey, as applicable, and for Buyers to conduct the business of the HGA Affiliates with respect to the Facilities as currently conducted, approvals of the state agencies responsible for mental or behavioral health hospital/facility licensure and certificates of need or nonaction) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to the UHS Group and its counsel, and copies thereof shall be delivered to the UHS Group no later than three (3) business days prior to the Closing. No such consent or approval (a) shall be conditioned on the material modification, cancellation or termination of any material Assumed Contract or Management Contract, or (b) shall impose on any Buyer any condition or provision or requirement with respect to the Facilities or their operation or the Management Contracts that is more restrictive in any material respect than or different in any material respect from the conditions imposed upon such operation or the Management Contracts prior to Closing, unless such Buyer gives its prior written approval.

                             6.1.7 On the Closing Date, no injunction or order
shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this Agreement, and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect any of the HGA Affiliates or the Purchase Assets. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of the UHS Group to own the Purchase Assets or to conduct the businesses relating thereto.

                             6.1.8 Buyers shall have received such property tax
records in the possession of the HGA Affiliates as they shall have reasonably requested, and the UHS Group shall have obtained an appraisal of the Purchase Assets (including all portions of the Facilities Real Property owned by any of the Sellers but not any leased real property) solely for the purpose of allocating the agreed Purchase Price by a qualified appraiser, reasonably satisfactory to the HGA





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Affiliates and to the UHS Group, which records and appraisal shall have been used in arriving at and supporting the allocation of the Purchase Price for the Purchase Assets referred to in Section 6.3 hereof. The cost of the appraisal shall be the responsibility of Buyers.

                             6.1.9 With respect to the Assumed Contracts and
Management Contracts requiring consent by the other party to an assignment by the HGA Affiliates, Buyers shall have received each of those consents they deem necessary to allow them to conduct business with the Purchase Assets after the Closing Date in substantially the same manner as such business was conducted by the HGA Affiliates on the date hereof, all such consents being set forth on
Schedule 4.2.

                             6.1.10 [Intentionally Omitted]

                             6.1.11 At the Closing, the HGA Affiliates shall
execute and deliver to Buyers affidavits complying in all respects with Section 1445(b)(2) of the Code and Buyers agree that, except as otherwise provided in
Section 1445(b)(7) of the Code and the Treasury Regulations promulgated pursuant thereto, upon the execution and delivery of such affidavits to Buyers, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Section 1445 of the Code.

                             6.1.12 Buyers' receipt of standard ALTA fee owner's
title insurance policies (the "Title Policies") insuring title (at standard market rates for fee simple title) to each parcel of Owned Facilities Real Property in the applicable Buyer, subject only to the Permitted Encumbrances, in the aggregate amount of no more than the Purchase Price, and issued by a national title insurance company (the "Title Company").

                             6.1.13 Execution and delivery by the Sellers to the
UHS Group of the Instruments of Conveyance set forth in Section 1.4.

                      6.2 THE SELLERS' CONDITIONS OF CLOSING. The obligation of the Sellers to sell the Purchase Assets and consummate the other transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                             6.2.1 All representations and warranties of the UHS
Group contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date except as may be specified on any such amendments to the Schedules as may be provided by the UHS Group at the Closing (a) which, in order to render the Schedules true and correct, are required by (i) actions undertaken by the UHS Group in the ordinary course of business of its facilities or (ii) events occurring prior to the Closing Date in the ordinary course of business of its facilities and (b) which do not reflect any material adverse change in the business of the UHS Group or the ability of the UHS Group to consummate the transactions contemplated hereby; the UHS Group shall have performed in all material respects all agreements and covenants and satisfied all conditions on their respective parts to be performed or satisfied by the Closing Date pursuant to





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


the terms of this Agreement; and the Sellers shall have received a certificate of the UHS Group dated the Closing Date to such effect.

                             6.2.2 Each of the UHS Group shall have delivered to
the Sellers a certificate of their respective corporate secretaries certifying:

                             (a) The Resolutions of its Board of Directors
authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                             (b) The incumbency of its officers executing this
Agreement and all agreements and documents contemplated hereby; and

                             (c) That the articles of incorporation and bylaws
of such entity attached to such certificate are complete and correct and in effect as of the date of such certificate.

                             6.2.3 The Sellers shall have received from counsel
for the UHS Group (which may be in-house counsel), an opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

                             6.2.4 No suit, action, investigation, inquiry or
other proceeding by any governmental entity or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect the HGA Affiliates and the Facilities. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of Buyers to own the Purchase Assets or conduct the business of the HGA Affiliates.

                             6.2.5 The execution and delivery at Closing of the
Assumption Agreement.

                             6.2.6 The payment of the Purchase Price by the UHS
Group to the Sellers in the form of TWENTY-SEVEN MILLION DOLLARS ($27,000,000) in wired federal funds.

                             6.2.7 The UHS Group shall have delivered to the
Sellers (i) a Certificate of the Secretary of State (or other authorized officer) of the State of Illinois certifying as of a date reasonably close to the Closing Date that UHS-Hartgrove has filed all reports, has paid all





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


required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state; (ii) a Certificate of the Secretary of State (or other authorized officer) of the State of New Jersey certifying as of a date reasonably close to the Closing Date that each of UHS-Hampton and UHS-HLC has filed all required reports, each has paid all required fees and taxes, and each is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state; (iii) a Certificate of the Secretary of State (or other authorized officer) of the State of Delaware certifying as of a date reasonably close to the Closing Date that each of UHS and UHS-DEL has filed all required reports, each has paid all required fees and taxes, and each is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state; and
(iv) a Certificate of the Secretary of State (or other authorized officer) of the State of Indiana certifying as of a date reasonably close to the Closing Date that UHS-Indiana has filed all required reports, has paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation in such state.

                             6.2.8 The waiting period under the HSR Act shall
have (a) expired without objection from the FTC or the Justice Department, or
(b) been terminated, and all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any governmental entity (including without limitation receipt of licenses or commitments to issue licenses) for Buyers to own and operate the Facilities in the States of Illinois, Indiana and New Jersey, as applicable, and for Buyers to conduct the business of the HGA Affiliates with respect to the Facilities as currently conducted, approvals of the state agencies responsible for mental or behavioral health hospital/facility licensure and certificates of need or nonaction) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained.

                      6.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in its entirety among the Purchase Assets and the Non-competition Agreement in Section 8.2 in accordance with Schedule 6.3 hereto and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder. The Sellers and the UHS Group shall file all information and tax returns (and any amendments thereto) in a manner consistent with this Section 6.3 and comply with the applicable information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder.

               7. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                      7.1 EVENTS OF DEFAULT -- SELLERS. A breach of any representation or warranty by the Sellers or a breach as a result of the failure of the Sellers to perform any of their respective agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.3 hereof.

                      7.2 SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties made by the Sellers in this Agreement or in any exhibit, schedule, certificate, document or






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


instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the UHS Group with respect thereto, shall survive the Closing hereunder for the following periods:

                      (a) With respect to the representations and warranties of the Sellers (other than those representations and warranties in Sections 2.1, 2.2, 2.10, 2.20, 2.21, 2.25, 2.27 and 2.32 and all related exhibits, schedules, certificates, documents and instruments), any claim arising thereunder must be brought within a period of twenty-four (24) months following the Closing Date.

                      (b) With respect to the representations and warranties of the Sellers contained in Sections 2.10, 2.20, 2.21, 2.25, 2.27 and 2.32 and all related exhibits, schedules, certificates, documents and instruments, any claim arising thereunder must be brought within the period of the applicable statutes of limitations, including any extensions thereof.

                      (c) With respect to the representations and warranties of the Sellers contained in Sections 2.1 and 2.2 and all related exhibits, schedules, certificates, documents and instruments, such representations and warranties shall survive the Closing and any claim arising thereunder may be brought at any time.

                      7.3 INDEMNIFICATION TO THE UHS GROUP. From and after the Closing Date, the Sellers jointly and severally shall, up to a maximum aggregate payment equal to the Purchase Price, indemnify and hold the UHS Group and their respective affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties set forth in this Agreement (including the Schedules hereto) or in any certificate furnished to the UHS Group by or on behalf of any of the Sellers in connection herewith not being true and correct, as modified by any such amendments to the Schedules as may be delivered by the Sellers in accordance with Section 6.1.1, in all respects on the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date);
(ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of any of the Sellers; (iii) any claims against, or liabilities or obligations of any of the Sellers not specifically assumed by any of the UHS Group pursuant to this Agreement; or (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. Notwithstanding the foregoing, the Sellers shall not be liable for any claims, losses, expenses, damages or liabilities under clause (i), and the corresponding costs and expenses under clause (iv), of the preceding sentence until the amount thereof exceeds the Basket Amount in the aggregate and then the Sellers shall be liable for the entire excess. However, the Sellers shall be liable for the full amount of all claims, losses, expenses, damages and liabilities pursuant to clauses (ii) and
(iii), and corresponding costs and expenses under clause (iv), of the first sentence of this Section 7.3. The indemnity provisions of this Section 7.3 shall be the only remedy available to the UHS Group under this Agreement with respect to the matters set forth in subsections (i), (ii) and (iii) of this Section 7.3. With respect to claims under Section 7.3(i), no claim may be







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brought after the applicable survival period, as provided in Section 7.2.
Notwithstanding anything herein to the contrary, to the extent that (A) an adjustment is made to the Purchase Price pursuant to Section 1.6.2(a), (B) a payment in respect of the Receivables Payment Amount is made to Buyers pursuant to Section 1.12 hereof or (C) full payment is made with respect to an indemnification claim pursuant to this Section 7.3 (each, an "Adjustment"), the item giving rise to the Adjustment may not be used to make another Adjustment, it being understood and agreed that Sellers shall not be obligated to pay the UHS Group with respect to the same underlying matter more than once.

                      7.4 REPRESENTATION, COOPERATION AND SETTLEMENT.

                      (a) The UHS Group agrees to give prompt written notice to the Sellers of any claim against the UHS Group which might give rise to a claim by the UHS Group against the Sellers based on the indemnity agreement contained in Section 7.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

                      (b) The Sellers shall have full responsibility and authority with respect to the payment, settlement, compromise or other Disposition of any third party dispute, action, suit or proceeding in excess of the Basket Amount subject to indemnification by the Sellers hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other Disposition thereof, and the UHS Group agrees to cooperate with the Sellers in any reasonable manner requested by the Sellers in connection with any such negotiations. The UHS Group shall have the right, without prejudice to the Sellers' rights under this Agreement, at the UHS Groups' sole expense, to be represented by counsel of their own choosing and with whom counsel for the Sellers shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, the Sellers may compromise and settle any claim, action, or suit to which they must indemnify the UHS Group hereunder, provided that they give the UHS Group advance notice of any proposed compromise or settlement and shall obtain the consent of the UHS Group to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

                      7.5 EVENTS OF DEFAULT -- UHS GROUP. A breach of any representation or warranty by any of the UHS Group or a breach as a result of the failure of any of the UHS Group to perform any of its agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.7 hereof.

                      7.6 SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties made by any member of the UHS Group in this Agreement or in any exhibit, schedule, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Sellers with respect thereto, shall survive the Closing for the following periods:

                      (a) With respect to the representations and warranties of the UHS Group (other than those representations and warranties in Sections 3.1, 3.2 and 3.3 and all related exhibits, schedules certificates, documents and instruments), any claim arising thereunder must be brought within a period of twenty-four (24) months following the Closing Date.

                      (b) With respect to the representations and warranties of the UHS Group contained in Section 3.3 and all related exhibits, schedules, certificates, documents and instruments, any claim arising thereunder must be brought within the period of the applicable statutes of limitations, including any extensions thereof.

                      (c) With respect to the representations and warranties of the UHS Group contained in Sections 3.1 and 3.2 and all related exhibits, schedules, certificates, documents and instruments, such representations and warranties shall survive the Closing and any claim arising thereunder may be brought at any time.

                      7.7 INDEMNIFICATION TO SELLERS. From and after the Closing Date, the UHS Group jointly and severally shall, up to a maximum aggregate equal to the Purchase Price, indemnify and hold the Sellers, and their respective affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the Assumed Liabilities; (ii) the representations and warranties set forth in this Agreement (including the Schedules hereto) or in any certificate furnished to the Sellers by or on behalf of any member of the UHS Group in connection herewith not being true and correct, as modified by any such amendments to the Schedules as may be delivered by the UHS Group in accordance with Section 6.2.1, in all respects on the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date); (iii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder or in connection herewith on the part of any member of the UHS Group, including, but not limited to, any breach of the Assumption Agreement; (iv) any act or omission in the operations or use of the Facilities Assets or the performance of the Assumed Contracts, including without limitation the Management Contracts, following the Closing so long as such act or omission is not, directly or indirectly, attributable to or the responsibility of any Seller (except that in regards to the assignment of the Management Contracts or performance under any Assignment Substitute, this proviso regarding attribution of any act or omission to any Seller shall not apply and Section 1.3.3 shall control); or (v) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. Notwithstanding the foregoing, the UHS Group shall not be liable for any claims, losses, expenses, damages or liabilities under clause (i), and the corresponding costs and expenses under clause (v), of the preceding sentence until the amount thereof exceeds $150,000 in the aggregate and then the UHS Group shall be liable for the entire excess. However, the UHS Group shall be liable for the full amount of all claims, losses, expenses, damages and liabilities pursuant to clauses (ii), (iii) and (iv), and corresponding costs and expenses under clause (v), of the first sentence of this
Section 7.7. The indemnity provisions of this Section 7.7 shall be the only remedy available to the Sellers under this






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


Agreement with respect to the matters set forth in subsections (i), (ii), (iii) and (iv) of this Section 7.7. With respect to claims under Section 7.7(ii), no claim may be brought after the applicable survival period, as provided in
Section 7.6. Notwithstanding anything herein to the contrary, to the extent that the indemnification provisions of this Section 7.7 are applied (each, a "UHS Adjustment"), the item giving rise to the UHS Adjustment may not be used to make another UHS Adjustment, it being understood and agreed that the UHS Group shall not be obligated to pay the Sellers with respect to the same underlying matter more than once.

                      7.8 REPRESENTATION, COOPERATION AND SETTLEMENT.

                      (a) The Sellers agree to give prompt written notice to the UHS Group of any claim against the Sellers which might give rise to a claim by the Sellers against the UHS Group based on the indemnity agreement contained in
Section 7.7 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

                      (b) The UHS Group shall have full responsibility and authority with respect to the payment, settlement, compromise or other Disposition of any dispute, action, suit or proceeding subject to indemnification by the UHS Group hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other Disposition thereof, and the Sellers agree to cooperate with the UHS Group in any reasonable manner requested by the UHS Group in connection with any such negotiations. The Sellers shall have the right, without prejudice to the UHS Group's rights under this Agreement, at the Sellers' sole expense, to be represented by counsel of their own choosing and with whom counsel for the UHS Group shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, the UHS Group may compromise and settle any claim, action, or suit to which it must indemnify the Sellers hereunder, provided that it gives the Sellers advance notice of any proposed compromise or settlement and shall obtain the consent of the Sellers to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

               8. TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE.

                      8.1 ACCESS TO RECORDS. From time to time after the Closing Date, upon the request of the UHS Group, the Sellers will promptly make available to the UHS Group any records, documents and data relating to the Purchase Assets, or any of the HGA Affiliates retained by any of the Sellers whether located at any corporate headquarters or any other location. From time to time after the Closing Date, upon the request of the Sellers, the UHS Group will during normal business hours promptly provide the Sellers with reasonable access to, and the right at the Sellers' expense to make copies of, any records, documents and data relating to the Purchase Assets acquired by the UHS Group hereunder. From time to time after the Closing Date, upon the UHS Group's receipt of a written request of any party to whom a Seller is contractually required, as described on Schedule 8.1, to cooperate with or to provide access or copies (a "Third Party Requestor"), the UHS Group will reasonably cooperate with such Third Party Requestor and will during normal business hours and upon reasonable notice promptly provide such Third Party Requestor with reasonable access to and the right, at the Sellers' or such Third Party Requestor's expense, to make copies of any records, documents and data relating to the Purchase Assets acquired by the UHS Group hereunder. For a period of seven (7) years following the Closing Date or for such longer period as records are required to be retained by law or by such contractual provision of which a party is specifically notified in writing by any other party, neither the Sellers nor the UHS Group shall discard, destroy or otherwise dispose of records, documents and data relating to Purchase Assets or the HGA Affiliates without first making such records, documents and data available to the other party for inspection and copying. Within thirty (30) days following its receipt of the same, the UHS Group, on the one hand, and Sellers, on the other hand, agree to provide the other with a copy of any written request to provide any records, documents or data relating to the Purchase Assets which the UHS Group or the Sellers receives from any governmental entity or other third party within seven (7) years following the Closing.

                      8.2 NON-COMPETITION. Each of the Sellers agrees that, except with respect to the operations of HGA or MeadowWood in effect on the date of this Agreement, neither it nor any of its affiliated entities will for a period of five (5) years from the Closing Date directly or indirectly (i) own, build, invest in, assist in the development of, or have any management, administrative or operational role in, any psychiatric hospital or mental or behavioral health facility, or any firm, corporation, business or other organization or enterprise, which is engaged, directly or indirectly, in the provision of mental or behavioral health care services, outpatient counseling services or management services within fifty (50) miles of the respective locations of, HGI, Hampton, Midwest, Riveredge and any hospital or other facility which is the subject of a Management Contract, (ii) except for the Excluded Employees, solicit for employment any employee of the Facilities purchased by Buyers pursuant to the terms of this Agreement or any hospital or other facility under a Management Contract, or (iii) interfere with, disrupt or attempt to disrupt the relationship between any of the Buyers or any of their affiliates and any of their respective lessors, lessees, contractors, licensors, licensees, customers or suppliers pertaining to the Facilities or any hospital or other facility under a Management Contract.

                      If any court determines that any of the restrictive covenants set forth in this Section 8.2, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provisions shall then be enforceable and shall be enforced. Each of the Sellers acknowledges that the remedy at law for any breach or threatened breach of the provisions of this Section by any of them will be inadequate, and that, accordingly, the UHS Group shall, in addition to all other available remedies, be entitled to injunctive relief, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Each of the Sellers agrees not to plead or defend on any grounds of adequate remedy at law or any similar defense in any action by any of the UHS Group against any of them for injunctive relief or for specific performance of any of its obligations under this Section. Nothing contained herein shall be construed as prohibiting any of the UHS Group from pursuing any other remedies for such breach or threatened breach.

                      8.3 TRANSITION COVENANTS. For a period of one hundred eighty (180) days following the Closing Date, the Sellers shall permit the UHS Group to utilize the Med-Net Software free of all costs other than external, out-of-pocket costs incurred by the Sellers and payable to Keane Incorporated to the extent the same arise out of the UHS Group's use of the Med-Net Software.

               9.  TERMINATION.

                      9.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated at any time before or after approval thereof by the Sellers and the UHS Group, but not later than the Closing:

                                 (i)        By mutual consent of the UHS Group
and the Sellers; or

                                (ii)        By the UHS Group after April 30,
1999, if any of the conditions provided for in Section 6.1 hereof shall not have been met or waived in writing by the UHS Group prior to such date; or

                               (iii)        By the Sellers after April 30, 1999,
if any of the conditions provided for in Section 6.2 hereof shall not have been met or waived in writing by the Sellers prior to such date.

                      9.2 PROCEDURE UPON TERMINATION. In the event of termination by the UHS Group or the Sellers, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by the UHS Group or the Sellers. If the transactions contemplated by this Agreement are terminated as provided herein:

                                 (i)        Each party will redeliver all
documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

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



                                (ii)        No party hereto shall have any
liability or further obligation to any other party to this Agreement other than the confidentiality obligations set forth in Section 10.6 hereof.

               10.  MISCELLANEOUS.

                      10.1 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

        IF TO THE           Thomas J. Bender
        UHS GROUP:                  Vice President
                            Universal Health Services, Inc.
                            367 South Gulph Road
                            Box 61558
                            King of Prussia, Pennsylvania 19406

        COPIES TO:                       Bruce R. Gilbert, Esq.
                            General Counsel
                            Universal Health Services, Inc.
                            367 South Gulph Road
                            Box 61558
                            King of Prussia, Pennsylvania 19406

               AND
                            Klett Lieber Rooney & Schorling
                            A Professional Corporation
                            40th Floor, One Oxford Centre
                            Pittsburgh, Pennsylvania 15219
                            Attention: Robert T. Harper, Esq.

        IF TO THE SELLERS:        Robert S. Weiss
                            Executive Vice President and Chief Financial Officer The Cooper Companies, Inc.
                            6140 Stoneridge Mall Road, Suite 590
                            Pleasanton, California 94588





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

               AND
                            Carol R. Kaufman
                            Vice President of Legal Affairs,
                            Secretary & Chief Administrative Officer
                            The Cooper Companies, Inc.
                            6140 Stoneridge Mall Rd., Suite 590
                            Pleasanton, CA  94588

        COPIES TO:          Latham & Watkins
                            885 Third Avenue, Suite 1000
                            New York, NY  10022
                            Attention: Samuel A. Fishman, Esq.

                            Latham & Watkins
                            505 Montgomery Street, Suite 1900
                            San Francisco, California 94111
                            Attention: Laura Gabriel, Esq.

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

                      10.2 EXECUTION OF ADDITIONAL DOCUMENTS. The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement and to transfer and vest title to any Purchase Assets being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchase Assets sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

                      10.3 WAIVERS AND AMENDMENT.

                             (a) The Sellers or the UHS Group may, by written
notice to the other executed by a properly authorized officer, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

                             (b) This Agreement may be amended, modified or
supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The






                                       58




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


waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                      10.4 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the UHS Group shall pay the fees and expenses of their counsel, accountants, other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement, and the Sellers shall pay any and all such fees and expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the performance by them of their obligations hereunder. The Sellers shall pay all finder's fees, brokerage or agent's commissions and other like payments of Cronus Partners, Inc. in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                      10.5 FACILITIES MANAGEMENT. In the event the parties desire to provide for the management of the Facilities by Buyer prior to the Closing, they shall meet and, in good faith, endeavor to negotiate a mutually satisfactory agreement for such management.

                      10.6 CONFIDENTIALITY OBLIGATIONS; PUBLIC ANNOUNCEMENTS.

                      (a) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of non-public documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party,
(ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources. Except as required by law or deemed advisable under applicable law in the reasonable opinion of counsel, and except for disclosures to its directors, officers, employees, counsel, accountants and other advisors involved in the negotiations leading to the consummation of the transactions contemplated hereby, who shall be advised of the confidentiality requirements herein, no party hereto shall disclose to any Person the Purchase Price, the terms or provisions of this Agreement or the content of any discussions or communications between the Sellers and the UHS Group. The terms and provisions of the Confidentiality Agreement between Cooper and UHS, made as of the 28th day of August, 1998 (the "Confidentiality Agreement"), shall remain in full force and effect and shall not be superseded by this Agreement.

                      (b) The parties acknowledge that UHS and Sellers have each issued a press release and may have made filings with the Securities and Exchange Commission (the "SEC") with respect to the letter of intent entered into prior to the date hereof. The parties further acknowledge






                                       59




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


that the UHS Group and Sellers may issue additional press releases and make additional SEC filings, including in connection with the signing of this Agreement and the closing of the transactions contemplated hereby. The parties agree to give, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party of any such press release or SEC filing, and the parties further agree to attempt, to the extent reasonably possible, to clear any such press release or SEC filing with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Sellers and the UHS Group will consult with each other concerning the means by which the HGA Affiliates' employees, customers, and suppliers and others having dealings with the Sellers will be informed of the transactions contemplated by this Agreement and the UHS Group will have the right to be present for any such communication.

                      10.7 BINDING EFFECT; BENEFITS. Subject to Section 10.14, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                      10.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. This Agreement supersedes all prior understandings and negotiations (written and oral) concerning the matters specified herein other than those contained in the Confidentiality Agreement. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

                      10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania exclusive of the conflict of law provisions thereof.

                      10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                      10.11 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.




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                      10.12 INCORPORATION OF EXHIBITS AND SCHEDULES. All
Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                      10.13 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

                      10.14 ASSIGNABILITY. Except with respect to an assignment by any Buyer to any subsidiary or affiliate of such Buyer or UHS as provided in
Section 1.11, neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  [SIGNATURES ARE ON THE NEXT FOLLOWING PAGES]







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

               IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                    SELLERS:

                                            THE COOPER COMPANIES, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Executive Vice President
                                                  ______________________________



                                            HOSPITAL GROUP OF AMERICA, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            HOSPITAL GROUP OF NEW JERSEY, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            HAMPTON LEARNING CENTER, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________

                                            HOSPITAL GROUP OF ILLINOIS, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            RESIDENTIAL CENTERS OF INDIANA, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            HGA MANAGEMENT SERVICES, INC.


                                            By:   /s/ Robert S. Weiss
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________




                                     BUYERS:

                                            UHS OF HARTGROVE, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________

                                            UHS OF DELAWARE, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            UHS OF HAMPTON, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            UHS OF HAMPTON LEARNING CENTER, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            UHS MIDWEST  CENTER FOR YOUTH AND
                                            FAMILIES, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________



                                            UNIVERSAL HEALTH SERVICES, INC.


                                            By:   /s/ Tom Bender
                                               _________________________________

                                            Title:   Vice President
                                                  ______________________________

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                                TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
1.      Purchase and Sale of Assets.........................................................2
         1.1     Agreement to Purchase and Sell Facilities Assets...........................2
         1.2     Excluded Assets............................................................6
         1.3     Contract Assignments.......................................................7
                    1.3.1  Assignment of Interest in Management Contracts...................7
                    1.3.2  Consents to Assignments..........................................7
                    1.3.3  Allocation of Profit and Loss....................................8
         1.4     Instruments of Conveyance..................................................8
         1.5     DOC Agreements.............................................................8
         1.6     Consideration.............................................................10
                    1.6.1  Purchase Price..................................................10
                    1.6.2  Working Capital Adjustment......................................10
                    1.6.3  Assumption Agreement............................................10
                    1.6.4  Prorations......................................................11
                    1.6.5  Cost Reports Payments...........................................11
         1.7     Liabilities Assumed by Buyers.............................................12
         1.8     Liabilities Not Assumed...................................................13
         1.9     Closing   ................................................................16
         1.10    Definitions...............................................................16
         1.11    Designation of Purchasers.................................................18
         1.12    Uncollected Receivables...................................................18

2.    Representations and Warranties of Sellers............................................19
         2.1     Existence; Good Standing; Corporate Authority.............................19
         2.2     Authorization; Validity and Effect of Agreements..........................19
         2.3     Subsidiaries..............................................................20
         2.4     Capitalization............................................................20
         2.5     Records...................................................................20
         2.6     Officers and Directors....................................................21
         2.7     Financial Statements......................................................21
         2.8     Absence of Undisclosed Liabilities........................................21
         2.9     Absence of Certain Changes or Events Since the Date of the Interim
                    Balance Sheets.........................................................21
         2.10    Taxes.....................................................................23
         2.11    Real Property.............................................................24
         2.12    Title to Property and Assets; Sufficiency of Purchase Assets..............25
         2.13    Condition of Property.....................................................26
         2.14    List of Contracts and Other Data..........................................26
         2.15    No Breach or Default......................................................27
         2.16    Labor Controversies.......................................................27



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

         2.17    Litigation................................................................28
         2.18    Patents; Trademarks, Etc..................................................28
         2.19    Licenses; Permits; Authorizations.........................................28
         2.20    Compliance with Applicable Law; Environmental Laws........................29
         2.21    Employee Benefit Plans; Employees and Employee Relations..................31
         2.22    Adverse Agreements........................................................32
         2.23    Trade Receivables; Trade Notes and Accounts Payable; Prepaid Contracts....32
         2.24    Inventories and Supplies..................................................33
         2.25    Illegal Payments..........................................................33
         2.26    Insurance Policies........................................................33
         2.27    Professional Staff, Medicare, Medicaid and Other Health Care Programs.....33
         2.28    Facility Surveys..........................................................34
         2.29    Suppliers and Providers of Services.......................................34
         2.30    Related Party Transactions................................................35
         2.31    Management Contracts and Related Agreements...............................35
         2.32    No Brokers................................................................36
         2.33    Intentionally Omitted.....................................................36
         2.34    No Misrepresentation or Omission..........................................36

3.    Representations and Warranties of the UHS Group......................................36
         3.1     Existence; Good Standing; Corporate Authority.............................36
         3.2     Authorization; Validity and Effect of Agreements..........................37
         3.3     No Brokers................................................................37
         3.4     No Misrepresentation or Omission..........................................38

4.    Covenants of the Sellers.............................................................38
         4.1     Access to Facilities and Additional Information...........................38
         4.2     Operations................................................................39
         4.3     Negative Covenants........................................................40
         4.4     Governmental Approvals....................................................41
         4.5     HSR Notification..........................................................41
         4.6     No-Shop Clause and Termination Fees.......................................41
         4.7     Intentionally Omitted.....................................................42
         4.8     Employees; Employee Benefit Plans.........................................42
         4.9     Further Acts and Assurances...............................................43

5.    Covenants of the UHS Group...........................................................43
         5.1     HSR Notification..........................................................43
         5.2     Regulatory Approvals......................................................44
         5.3     Employee Matters..........................................................44
         5.4     Further Acts and Assurances...............................................45



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

6.    Conditions of Closing; Allocation of Purchase Price..................................45
         6.1     UHS Group's Conditions of Closing.........................................45
         6.2     The Sellers' Conditions of Closing........................................48
         6.3     Allocation of Purchase Price..............................................50

7.    Nature and Survival of Representations and Warranties; Indemnification...............50
         7.1     Events of Default - Sellers...............................................50
         7.2     Survival of Representations, Etc..........................................50
         7.3     Indemnification to the UHS Group..........................................51
         7.4     Representation, Cooperation and Settlement................................52
         7.5     Events of Default - UHS Group.............................................52
         7.6     Survival of Representations, Etc..........................................52
         7.7     Indemnification to Sellers................................................53
         7.8     Representation, Cooperation and Settlement................................54

8.    Transactions Subsequent to the Closing Date..........................................54
         8.1     Access to Records.........................................................55
         8.2     Non-Competition...........................................................55
         8.3     Transition Covenants......................................................56

9.    Termination..........................................................................56
         9.1     Methods of Termination....................................................56
         9.2     Procedure Upon Termination................................................56

10.   Miscellaneous........................................................................57
         10.1    Notice....................................................................57
         10.2    Execution of Additional Documents.........................................58
         10.3    Waivers and Amendment.....................................................58
         10.4    Expenses..................................................................59
         10.5    Facilities Management.....................................................59
         10.6    Confidentiality Obligations; Public Announcements.........................59
         10.7    Binding Effect; Benefits..................................................60
         10.8    Entire Agreement..........................................................60
         10.9    Governing Law.............................................................60
         10.10   Counterparts..............................................................60
         10.11   Headings..................................................................60
         10.12   Incorporation of Exhibits and Schedules...................................61
         10.13   Severability..............................................................61
         10.14   Assignability.............................................................61



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                       SCHEDULES, EXHIBITS AND APPENDICES
                           TO ASSET PURCHASE AGREEMENT

Schedule
--------
1.1(b)                Tangible Personal Property

1.1(e)                Contractual Obligations Relating to Records

1.1(f)                Assumed Contracts

1.1(j)                Investments

1.1(p)                Contracts Related to Employee Benefit Plans

1.2(a)                Rejected Investments

1.2(e)                Excluded Contracts

1.7(d)                Employment Contracts

2.2                   Authorization; Validity and Effect of Agreements

2.3                   Subsidiaries; Debt and Equity Securities

2.4                   Capitalization; Outstanding Rights, Warrants, etc.

2.6                   Officers and Directors

2.7                   Financial Statements

2.8                   Absence of Undisclosed Liabilities

2.9                   Absence of Certain Changes or Events

2.10                  Taxes

2.11                  Real Property

2.11(a)               Interests in Real Property

2.11(g)               Zoning Endorsement

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
2.12(a)               Title to Property and Assets

2.12(b)               Exceptions to Sufficiency of Purchase Assets

2.14                  List of Contracts and Other Data

2.15                  Exceptions to No Breach or Default

2.16                  Labor Controversies

2.17                  Litigation

2.19                  Licenses; Permits; Authorizations

2.20(a)               Compliance with Applicable Law; Environmental Laws

2.20(b)               Prohibited Activities

2.21.1                Employee Benefit Plans

2.21.2                Employees

2.21.3                Employee Relations

2.23                  Trade Receivables; Trade Notes and Accounts Payable; Prepaid Contracts

2.26                  Insurance Policies; Pending Insurance Claims

2.27                  Professional Staff; Medicare, Medicaid and Other Health Care Programs

2.29                  Suppliers and Providers of Services

2.30                  Related Party Transactions

2.31                  Management Contracts and Related Agreements

3.2                   Authorization; Validity and Effect of Agreements (UHS Group)

4.2                   Releases, Consents and Estoppels

4.3(c)                Compensation Increases

5.3(a)                Excluded Employees




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
6.3                   Allocation of Purchase Price

8.1                   Contractual Obligations Relating to Records






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
Exhibit        Source
-------        ------

A              Page 1               List of Facility Locations

B              Page 2 &             List of Management Contracts
               Section 1.3.1

C              Section 1.6.2(b)     Accounting Procedures

D              Section 6.1.5        Form of Opinion of Sellers' Counsel

E              Section 6.2.3        Form of Opinion of UHS Group's Counsel


Appendix       Source
--------       ------

I              Section 1.4(a)       Forms of Warranty Deed, Bill of Sale and Assignment

II             Section 1.6.3        Form of Assumption Agreement



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